AGREEMENT OF PURCHASE AND SALE

between

MERISTAR COLUMBIA OWNER SPE, LLC; MERISTAR SEELBACH SPE, LLC; AND MADISON MOTEL ASSOCIATES,
LLP, collectively and jointly and severally, the SELLER

and

INTERSTATE COLUMBIA, LLC; SEELBACH LOUISVILLE, LLC; AND MELES MADISON, LLC, collectively, the
BUYER

Dated as of September 11, 2007

Sheraton Columbia, Columbia, Maryland

Hilton Seelbach, Louisville, Kentucky

Crowne Plaza Madison, Madison, Wisconsin

Table of Contents

Schedules

Schedule A Schedule 2.1(c) Schedule 3.2(a) Schedule 3.2(b) Schedule 3.2(c) Schedule 3.2(e) Schedule 3.2(f) Schedule 3.2(m) Schedule 3.2(o) Schedule 3.4(a) Schedule 6.2(a)(xiv) Schedule 9.1	- - - - - - - - - - - -	Land
Excluded Third Party Property
Operating Agreements
Union Agreements
Tenant Leases and Equipment Leases
Litigation
Bookings
Gift Certificates
Licenses and Permits
Insurance
List of Tenants to Request Estoppel Certificates
Transfer Tax Custom
Exhibits

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G Exhibit H Exhibit I Exhibit J Exhibit K Exhibit L Exhibit M	- - - - - - - - - - - - -	Form of Assignment of Leases
Form of Assignment of Contracts
Form of Deeds
Form of Bill of Sale
Form of Assignment of Intangibles
Form of FIRPTA Certificate
Form of Title Affidavit
Form of Notice to Tenants
Buyer’s Representation Certificate
Seller’s Representation Certificate
Form of Accommodation Agreement
Form of Assignment of trade name for Seelbach Property
Pro Forma Title Policies

AGREEMENT OF PURCHASE AND SALE

AGREEMENT OF PURCHASE AND SALE (this “Agreement”), made as of the 11th day of September, 2007 between MERISTAR COLUMBIA OWNER SPE, LLC (the “Sheraton Seller”), MERISTAR SEELBACH SPE, LLC (the “Hilton Seller”), each a Delaware limited liability company, and MADISON MOTEL ASSOCIATES, LLP, a Delaware limited liability partnership (the “Crowne Plaza Seller”) (the Sheraton Seller, Hilton Seller, and Crowne Plaza Seller are sometimes referred to individually and/or collectively and jointly and severally as the “Seller”), and INTERSTATE COLUMBIA, LLC, a Delaware limited liability company (the “Sheraton Buyer”), Seelbach Louisville, LLC, a Delaware limited liability company (the “Hilton Buyer”) and Meles Madison, LLC, a Delaware limited liability company (the “Crowne Plaza Buyer”; the Sheraton Buyer, the Hilton Buyer, and the Crown Plaza Buyer are sometimes referred to individually and/or collectively as the “Buyer”).

Background

A. The Sheraton Seller is the fee simple owner of a parcel(s) of land situated in Columbia, Maryland (the “Sheraton Land”), the Hilton Seller is the fee simple owner of a parcel(s) of land situated in Louisville, Kentucky (the “Hilton Land”), and the Crowne Plaza Seller is the fee simple owner of a parcel(s) of land situated in Madison, Wisconsin (the “Crowne Plaza Land”), all more particularly described in Schedule A attached hereto (the Sheraton Land, Hilton Land, and Crowne Plaza Land are collectively, the “Land”). The Sheraton Seller is also the owner of the hotel facility located on the Sheraton Land having an address of 10207 Wincopin Circle, Columbia, Maryland 21044 and commonly known as the “Sheraton Columbia” (individually, together with the Sheraton Land, the “Sheraton Property”), the Hilton Seller is also the owner of the hotel facility located on the Hilton Land having an address of 500 Fourth Avenue, Louisville, Kentucky 40202 and commonly known as the “Hilton Seelbach” (individually, together with the Hilton Land, the “Hilton Property”), and the Crowne Plaza Seller is also the owner of the hotel facility located on the Crowne Plaza Land having an address of 4402 East Washington Ave., Madison, Wisconsin 53704 and commonly known as the “Crowne Plaza Madison” (individually, together with the Crowne Plaza Land, the “Crowne Plaza Property”) (collectively, such hotel facilities are the “Hotel”). The Land, all buildings, structures (surface and subsurface), parking areas and other improvements currently located on or affixed to the Land and the Hotel shall be referred to herein, collectively, as the “Property”; the Property and the Asset-Related Property (as defined below) shall be referred to herein as the “Asset”).

B. The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Asset on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Defined Terms. The capitalized terms used herein will have the following meanings.

“Accounts Receivable” means all amounts which the Seller is entitled to receive from the operation of the Hotel, but are not paid as of the Closing, including, without limitation, charges for the use or occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, or any other goods or services provided by or on behalf of the Seller at the Hotel, but expressly excluding any credit card charges and checks which the Seller has submitted for payment as of the Closing.

“Additional Deposit” shall have the meaning assigned thereto in subsection 2.4(a).

“Agreement” shall mean this Agreement of Purchase and Sale, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified. “Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning assigned thereto in subsection 3.2(h)(i).

“Asset” shall have the meaning assigned thereto in “Background” paragraph A.

“Asset File” shall mean the materials with respect to the Asset previously delivered to the Buyer or its representatives by or on behalf of the Seller or made available to the Buyer at the Property,

“Asset-Related Property” shall have the meaning assigned thereto in subsection 2.1(b).

“Assigned Accounts Receivable” shall have the meaning assigned thereto in subsection 10.3(b)(i).

“Assignment of Contracts” shall have the meaning assigned thereto in subsection 6.1(a)(ii).

“Assignment of Intangibles” shall have the meaning assigned thereto in subsection 6.2(a)(vi).

“Assignment of Leases” shall have the meaning assigned thereto in subsection 6.1(a)(i).

“Basket Limitation” shall mean, with respect to each Property, an amount equal to $250,000.

“Bill of Sale” shall have the meaning assigned thereto in subsection 6.2(a)(ii).

“Bookings” shall have the meaning assigned thereto in subsection 2.1(b)(viii).

“Broker” shall mean, as the context requires, (i) for the Sheraton Property, Eastdil; (ii) for the Hilton Property, Hodges Ward Elliott, Inc.; and (iii) for the Crowne Plaza Property, CBRE.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in Washington, D.C., Columbia, Maryland, Louisville, Kentucky, Madison, Wisconsin, or New York, New York.

“Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Buyer-Related Entities” shall have the meaning assigned thereto in Section 11.1.

“Buyer Waived Breach” shall have the meaning assigned thereto in 11.3.

“Cap Limitation” shall mean, with respect to each Property, an amount equal to 3% of the portion of the Purchase Price allocated to such Property as provided in Section 2.2(c).

“Claims” shall have the meaning assigned thereto in Section 7.3.

“Closing” shall have the meaning assigned thereto in subsection 2.4(a).

“Closing Date” shall have the meaning assigned thereto in subsection 2.4(a).

“Closing Documents” shall mean any certificate, assignment, instrument or other document delivered pursuant to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Condition of the Asset” shall have the meaning assigned thereto in subsection 7.2(b).

“Crowne Plaza Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Crowne Plaza Land” shall have the meaning assigned thereto in “Background” paragraph A.

“Crowne Plaza Madison” shall have the meaning assigned thereto in “Background” paragraph A.

“Crowne Plaza Property” shall have the meaning assigned thereto in “Background” paragraph A.

“Crowne Plaza Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Cut-Off Time” shall have the meaning assigned thereto in subsection 10.1.

“Deed” shall have the meaning assigned thereto in subsection 6.2(a)(i).

“Deposit” shall have the meaning assigned thereto in subsection 2.3(a).

“Employees” shall mean, at any time, all employees of Manager who are employed (whether on a full-time or part-time basis) at the Hotel at such time.

“Environmental Laws” shall have the meaning assigned thereto in subsection 3.2(g).

“Equipment Leases” shall have the meaning assigned thereto in subsection 2.1(b)(vii).

“Escrow Account” shall have the meaning assigned thereto in subsection 14.5(a).

“Escrow Agent” shall have the meaning assigned thereto in subsection 2.3(a).

“Executive Order” shall have the meaning assigned thereto in subsection 3.2(h)(i).

“Existing Survey” shall mean collectively (i) that certain survey of the Sheraton Property prepared by Gutschick Little & Weber, P.A. and dated August, 2007; (ii) that certain survey of the Hilton Property prepared by HDR Quest and dated August 8, 2007; and (iii) that certain survey of the Crowne Plaza Property prepared by Isthmus Surveying, LLC dated August 1, 2007.

“Extension Notice” shall have the meaning assigned thereto in subsection 2.4(a).

“FF&E” shall have the meaning assigned thereto in subsection 2.1(b)(ii).

“Franchise Agreement” shall mean that certain that certain License Agreement for the Sheraton Property with effective date of May 2, 2006, between Franchisor, as licensor, and the Sheraton Seller, as licensee, pursuant to which the Sheraton Property is operated as a Sheraton hotel, as amended, modified or otherwise supplemented from time to time, that certain License Agreement for the Hilton Property dated as of January 23, 1998 between Franchisor, as licensor, and the Hilton Seller, as licensee, pursuant to which the Hilton Property is operated as a Hilton hotel, as amended, modified or otherwise supplemented from time to time, and that certain License Agreement for the Crowne Plaza Property dated as of June 29, 2006, between Franchisor, as licensor, and the Crowne Plaza Seller, as licensee, pursuant to which the Crowne Plaza Property is operated as a Crowne Plaza hotel, as amended, modified or otherwise supplemented from time to time.

“Franchisor” shall mean The Sheraton LLC, a Delaware limited liability company, as to the Sheraton Property, Hilton Inns, Inc., a Delaware corporation, as to the Hilton Property, and Holiday Hospitality Franchising, Inc., a Delaware corporation, as to the Crowne Plaza Property.

“Governmental Authority” shall mean any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Government List” shall mean any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

“Guest Ledger” means any and all charges accrued to the open accounts of any guests or customers at the Hotel as of the Cut-Off Time for the use and occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of the Seller.

“Hazardous Materials” shall have the meaning assigned thereto in subsection 7.2(b)(i).

“Hilton Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Hilton Land” shall have the meaning assigned thereto in “Background” paragraph A.

“Hilton Property” shall have the meaning assigned thereto in “Background” paragraph A.

“Hilton Seelbach” shall have the meaning assigned thereto in “Background” paragraph A.

“Hilton Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Hotel” shall have the meaning assigned thereto in “Background” paragraph A.

“Intangible Property” shall have the meaning assigned thereto in subsection 2.1(b)(xiii).

“Inventories” shall have the meaning assigned thereto in subsection 2.1(b)(xi).

“IRS” shall mean the Internal Revenue Service.

“IRS Reporting Requirements” shall have the meaning assigned thereto in subsection 14.4(c).

“Land” shall have the meaning assigned thereto in “Background” paragraph A.

“Licenses and Permits” shall have the meaning assigned thereto in subsection 2.1(b)(iii).

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, lien (statutory or other), charge, security interest, option, restriction, pledge, preference, priority or other security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code or any other similar recording or notice statute, and any lease or other arrangement having substantially the same effect as any of the foregoing.

“Losses” shall have the meaning assigned thereto in Section 11.1.

“Management Agreement” shall collectively mean that certain management agreement dated as of January 1, 2001, between Manager, as manager, and Sheraton Seller, as owner, with respect to the Sheraton Property (the “Sheraton Management Agreement”), that certain management agreement dated as of January 1, 2001, between Manager, as manager, and Hilton Seller, as owner, with respect to the Hilton Property (the “Hilton Management Agreement”), and that certain management agreement dated as of January 1, 2001, between Manager, as manager, and Crowne Plaza Seller, as owner, with respect to the Crowne Plaza Property (the “Crowne Plaza Management Agreement”).

“Manager” shall mean Interstate Management Company, L.L.C.

“Material Casualty” shall have the meaning assigned thereto in subsection 9.2(b).

“Material Condemnation” shall have the meaning assigned thereto in subsection 9.2(b).

“Multiemployer Plans” shall have the meaning assigned thereto in Section 4.3(b).

“Operating Agreements” shall mean all maintenance, service and supply contracts, management agreements, credit card service agreements, booking and reservation agreements, and all other contracts and agreements which are held by the Seller in connection with the operation of the Hotel, other than the Franchise Agreement, the Management Agreement, Tenant Leases, Equipment Leases, Union Agreements and Licenses and Permits.

“Permitted Exceptions” shall mean (i) the matters set forth in the Pro Forma Title Policies attached hereto as Exhibit M; (ii) discrepancies, conflicts in boundary lines, shortages in area, encroachments and any state of facts shown on the Existing Survey; (iii) zoning and building laws, regulations, resolutions or ordinances currently imposed by any Governmental Authority, subject to Sections 8.2 and 8.3; (iv) rights of tenants, as tenants only, under the Tenant Leases, and (v) any title exception which is waived by Buyer pursuant to subsection 8.3(b) hereof.

“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

“Post Effective Date Seller Encumbrance” shall have the meaning assigned thereto in subsection 8.3(a).

“Property” shall have the meaning assigned thereto in “Background” paragraph A.

“Purchase Price” shall have the meaning assigned thereto in subsection 2.2(a).

“Releasees” shall have the meaning assigned thereto in Section 7.3.

“Reporting Person” shall have the meaning assigned thereto in subsection 14.4(c).

“Retail Merchandise” shall have the meaning assigned thereto in subsection 2.1(b)(xii).

“Retained Accounts Receivable” shall have the meaning assigned thereto in subsection 10.3(b)(ii)

“Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Seller-Related Entities” shall have the meaning assigned thereto in Section 11.2.

“Seller’s Knowledge” shall mean the actual knowledge of the Seller based upon the actual knowledge of (i) David Hirsh and (ii) Larry Doyle, without any duty on the part of such Person to conduct any independent investigation or make any inquiry of any Person. Seller represents that the foregoing individuals are asset managers for the Properties for the owners of Seller.

“Sheraton Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Sheraton Columbia” shall have the meaning assigned thereto in “Background” paragraph A.

“Sheraton Land” shall have the meaning assigned thereto in “Background” paragraph A.

“Sheraton Property” shall have the meaning assigned thereto in “Background” paragraph A.

“Sheraton Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Tenant Leases” shall have the meaning assigned thereto in subsection 2.1(b)(vi).

“Title Company” shall mean First American Title Insurance Company, through its offices at 633 Third Avenue, 16th Floor, New York, New York 10017, Attention: Bruce Clay, with assistance from the Title Company office at 1801 K Street, NW, Suite 200 K, Washington, DC 20006, Attention: Craig A. Johnson.

“Title Commitment” shall collectively mean (i) that certain title report for the Sheraton Property issued by First American Title Insurance Company, with effective date of May 13, 2007, and referred to as Commitment No. NCS-301761-DC72; (ii) that certain title report for the Hilton Property issued by First American Title Insurance Company, with commitment date of June 11, 2007, and referred to as Commitment No. NCS-301759-DC72; and (iii) that certain title report for the Crowne Plaza Property issued by First American Title Insurance Company, with commitment date of June 12, 2007, and referred to as Commitment No. NCS-301758-DC72.

“Title Policy” shall collectively mean a separate ALTA owner’s title insurance policy without endorsements issued by the Title Company insuring the Buyer’s title to the Sheraton Property, the Hilton Property, and the Crowne Plaza Property, subject only to the Permitted Exceptions affecting the Sheraton Property, the Hilton Property, and the Crowne Plaza Property, as applicable, in a total amount equal to the Purchase Price as allocated between the Sheraton Property, the Hilton Property, and the Crowne Plaza Property hereunder.

“Trade Payables” shall have the meaning assigned thereto in subsection 10.1(k)

“Transferred Employees” shall have the meaning assigned thereto in subsection 4.3(a).

“UCC” shall mean the Uniform Commercial Code.

“Uniform System of Accounts” shall have the meaning assigned thereto in subsection 2.1(b)(x).

“Union Agreements” shall mean, collectively, those certain agreements referred to on Schedule 3.2(b) attached hereto and made a part hereof, if any, with respect to the Sheraton Property only.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., and any similar state and local applicable law, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

ARTICLE II

SALE, PURCHASE PRICE AND CLOSING

SECTION 2.1. Sale of Asset.

(a) On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, (i) the Sheraton Seller shall sell to the Sheraton Buyer, and the Sheraton Buyer shall purchase from the Sheraton Seller, the Sheraton Property and all of the Asset-Related Property related thereto; (ii) the Hilton Seller shall sell to the Hilton Buyer, and the Hilton Buyer shall purchase from the Hilton Seller, the Hilton Property and all of the Asset-Related Property related thereto; and (iii) the Crowne Plaza Seller shall sell to the Crowne Plaza Buyer, and the Crowne Plaza Buyer shall purchase from the Crowne Plaza Seller, the Crowne Plaza Property and all of the Asset-Related Property related thereto, in each case free and clear of all Liens other than the Permitted Exceptions or as otherwise permitted by the terms of this Agreement.

(b) The transfer of each Property to each Buyer shall include the transfer of all Asset-Related Property with respect to such Property. For purposes of this Agreement, “Asset-Related Property” shall mean all of the Seller’s right, title and interest in and to the following:

(i) all easements, covenants, development rights, air rights and other rights appurtenant to the Land and all right, title and interest of the Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of, abutting, or adjoining the Land;

(ii) all furniture, furnishings, fixtures, vehicles, rugs, mats, carpeting, appliances, devices, engines, telephone and other communications equipment, televisions and other video equipment, plumbing fixtures and other equipment, and all other equipment and other personal property which are now, or may hereafter prior to the Closing Date may be, placed in or attached to the Property and are used in connection with the ownership, maintenance and/or operation of the Property (but not including items owned or leased by tenants or which are leased by the Seller or Manager) (the “FF&E”);

(iii) to the extent they may be transferred under applicable law, all licenses, permits and authorizations presently issued in connection with the operation of all or any part of the Property as it is presently being operated, including the existing liquor license (the “Licenses and Permits”);

(iv) to the extent assignable, all warranties, indemnities and guarantees, if any, issued to the Seller regarding the acquisition, construction, design, use, operation, management or maintenance of the Property, including, without limitation, those warranties, indemnities and guarantees issued to the Seller by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Property;

(v) all Operating Agreements and, if any such Operating Agreement requires consent of the vendor party, the Buyer and the Seller shall use commercially reasonably good faith efforts to obtain such consent as of the Closing (but in any event, the Buyer shall assume all Operating Agreements listed on Schedule 3.2(a) hereof, and all other non-material Operating Agreements, in each case from and after the Closing, even if such consent has not been obtained);

(vi) all leases, subleases, licenses, contracts and other agreements, granting a real property interest to any other Person for the use and occupancy of all or any part of the Property, other than the Bookings (the “Tenant Leases”) and all security and escrow deposits or other security held by or for the benefit of, or granted to the Seller in connection with, such Tenant Leases;

(vii) all leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotel and used in the operation of the Hotel which are held by or on behalf of the Seller (the “Equipment Leases”), together with all deposits made there under and if such Equipment Leases require consent of the vendor party, the Buyer and the Seller shall use commercially reasonable good faith efforts to obtain such consent as of Closing (but in any event, the Buyer shall assume all Equipment Leases listed on Schedule 3.2(c) hereof, and all other non-material Equipment Leases, in each case from and after the Closing, even if such consent has not been obtained);

(viii) all bookings and reservations for guest, conference, meeting and banquet rooms or other facilities at the Hotel for dates from and after the Closing Date (the “Bookings”), together with all deposits held by the Seller with respect thereto;

(ix) all Assigned Accounts Receivable as set forth in Section 10.3;

(x) all items included within the definition of “Property and Equipment” under the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, as published by the Hotel Association of New York City, Inc. (the “Uniform System of Accounts”) and used in the operation of the Hotel, including, without limitation, linen, china, glassware, tableware, uniforms and similar items (whether in service or being stored on or off the Hotel), subject to such depletion prior to the Closing Date as shall occur in the ordinary course of business;

(xi) all “Inventories” as defined in the Uniform System of Accounts and used in the operation of the Hotel, such as provisions in storerooms, refrigerators, pantries, and kitchens, beverages in wine cellars and bars, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items and including all food and beverages which are located at the Hotel, or ordered for future use at the Hotel as of the Closing, but expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under applicable law (the “Inventories”);

(xii) all merchandise located at the Hotel and held for sale to guests and customers of the Hotel, or ordered for future sale at the Hotel as of the Cut-Off Time, but not including any such merchandise owned by any tenant at the Property or by the Manager (“Retail Merchandise”);

(xiii) to the extent the Seller’s rights and interests therein are assignable, all names, trade names, trademarks, service marks, logos, and other similar proprietary rights and all registrations or applications for registration of such rights used by the Seller in the operation of the Hotel (the “Intangible Property”);

(xiv) with respect to the Sheraton Property only, the Union Agreements, if any;

(xv) all of Sellers’ respective right, title and interest, if any, in and to (A) all computer hardware, telecommunications and information technology systems located at the Hotel and used exclusively in connection with the Hotel and not used in connection with any other property of Seller or its affiliates, and (B) all computer software used exclusively at the Hotel and not used in connection with any other property of Seller or its affiliates (subject to the terms of the applicable license agreement); and

(xvi) to the extent in the Seller’s possession or control, all surveys, architectural, consulting and engineering blueprints, plans and specifications and reports, if any, related to the Hotel, all books and records, if any, related to the Hotel, and any goodwill of the Seller related to the Hotel; provided, however that the Seller may retain a copy of all books and records.

(c) Excluded Property. Notwithstanding anything to the contrary in Section 2.1(a) and (b), the property, assets, rights and interests set forth in this Section 2.1(c) are expressly excluded from the Asset:

(i) Cash. Except for deposits expressly included in subsection 2.1(a) and (b), all cash on hand or on deposit in any house bank, operating account or other account maintained in connection with the ownership of the Hotel, including, without limitation, any capital, FF&E or other reserves maintained by the Seller or Manager pursuant to the Management Agreement or otherwise (subject to Section 10.1(l)); and

(ii) Third Party Property. Any fixtures, personal property or equipment owned by (A) the lessor under any Equipment Leases, (B) the supplier or vendor under any other Contracts, (C) the tenant under any Tenant Lease, (D) any Employees, (E) Manager or (F) any guests or customers of the Hotel, including, without limitation, those items set forth on Schedule 2.1(c) attached hereto.

SECTION 2.2. Purchase Price.

(a) The consideration for the purchase of the Asset shall be One Hundred Eighteen Million Dollars and no cents ($118,000,000) (the “Purchase Price”), which shall be paid by the Buyer to the Seller at the Closing in immediately available funds by wire transfer to such accounts or accounts that the Seller shall designate to the Buyer; provided that such amount payable at the Closing shall be reduced by the Deposit and adjusted for Closing adjustments as described in this Agreement.

(b) No adjustment shall be made to the Purchase Price except as explicitly set forth in this Agreement.

(c) The Seller and the Buyer agree that the Purchase Price shall be allocated among the Assets as set forth in a letter agreement dated as of the date hereof between the Seller and the Buyer (the “Allocation Letter”).

SECTION 2.3. Deposit.

(a) Within two (2) Business Days of the date hereof, the Buyer shall deposit with the Title Company, as escrow agent (in such capacity, “Escrow Agent”), Five Million Dollars ($5,000,000) (such cash deposit, together with all accrued interest thereon, shall be referred to as the “Deposit”) in immediately available funds by wire to such account as Escrow Agent shall designate to the Buyer. If the Buyer does not deliver the deposit to the Escrow Agent within such two Business Day period in accordance with the immediately preceding sentence, this Agreement shall immediately terminate and be of no further force and effect, and neither party shall have any further liability or obligations hereunder except to the extent expressly surviving termination of this Agreement. The Deposit shall be nonrefundable to the Buyer except as otherwise expressly provided in this Agreement. Buyer and Seller hereby agree that (x) $3,000,000 of the Deposit shall be allocable, collectively, to the Hilton Property and the Crowne Plaza Property (together with the Additional Deposit, if any, the “Hilton/Crowne Plaza Deposit”) and (y) $2,000,000 of the Deposit shall be allocable to the Sheraton Property (the “Sheraton Deposit”).

(b) Upon delivery by the Buyer to Escrow Agent, the Deposit will be deposited by Escrow Agent in an interest-bearing account acceptable to the Buyer and the Seller and shall be held in escrow in accordance with the provisions of Section 14.5. All interest earned on the Deposit while held by Escrow Agent shall be paid to the party to whom the Deposit is paid, except that if the Closing occurs, the Buyer shall receive a credit for such interest in accordance with subsection 2.2(a).

SECTION 2.4. The Closing.

(a) The closing of the sale and purchase of the Asset (the “Closing”) shall take place on October 11, 2007 (such date, the “Closing Date”), Time Being Of The Essence with respect to the Buyer’s and Seller’s obligations hereunder on the Closing Date, subject only to the rights to adjourn the Closing Date expressly provided in this Agreement, provided, however, that the Hilton Buyer and the Crowne Plaza Buyer shall have the right to adjourn the Closing for a period not to exceed 60 days in connection with its financing of the acquisition of the Asset, by (i) providing three (3) days’ prior written notice of such adjournment to the Seller (the “Extension Notice”) and (ii) simultaneously with the delivery of such extension notice depositing with Escrow Agent the sum of Five Million Dollars ($5,000,000) (the “Additional Deposit”). Upon receipt of the Additional Deposit, the term “Deposit” shall be deemed to include the Additional Deposit together with all accrued interest thereon. “Closing Date” shall be deemed to mean the date as specified in the Extension Notice to the extent the Hilton Buyer and the Crowne Plaza Buyer have properly extended the Closing Date pursuant to this Section 2.4(a), subject only to the rights to adjourn the Closing Date expressly provided in this Agreement.

(b) The Closing shall be held on the Closing Date commencing no later than 10:00 (Eastern Time) A.M. through the Escrow Agent.

(c) Notwithstanding any other provision of this Agreement to the contrary, there shall be no requirement that the Seller and the Buyer physically attend the Closing, and all funds and documents to be delivered at the Closing may be delivered to Escrow Agent unless the parties hereto mutually agree otherwise. The Buyer and the Seller hereby authorize their respective attorneys to execute and deliver to Escrow Agent any additional or supplementary instructions as may be necessary or convenient to implement the terms of this Agreement and facilitate the closing of the transactions contemplated hereby, provided that such instructions are consistent with and merely supplement this Agreement and shall not in any way modify, amend or supersede this Agreement.

(d) Notwithstanding any other provision of this Agreement to the contrary, Buyer and Seller acknowledge and agree that if Buyer or Seller deliver a written notice to terminate this Agreement for any reason whatsoever (i.e. failure of a condition, default by Buyer, Material Casualty or otherwise) other than a default by Seller, and the basis for such termination relates solely to the Sheraton Buyer and/or the Sheraton Property and the Asset-Related Property related thereto, the Seller shall have the right, in its sole and absolute discretion, by written notice to Buyer delivered within 5 days after receipt of the applicable termination notice, to elect to terminate this Agreement solely with respect to the Sheraton Property (and the Asset-Related Property related thereto), in which case (i) this Agreement shall remain in full force and effect in accordance with its terms with respect to the Hilton Property and the Crowne Plaza Property, (ii) the Purchase Price shall be reduced by the amount of the Purchase Price allocated to the Sheraton Property, as set forth in the Allocation Letter, (iii) the Sheraton Deposit shall be returned to the Sheraton Buyer, or, if the provisions of Section 12.2 shall apply, paid to the Sheraton Seller, and (iv) neither the Sheraton Seller nor the Sheraton Buyer shall have any further rights or obligations under this Agreement, except to the extent expressly surviving termination hereof.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER

SECTION 3.1. General Seller Representations and Warranties. Seller hereby represents and warrants to the Buyer as follows:

(a) Formation; Existence. It is a limited liability company (except that the Crowne Plaza Seller is a limited liability partnership), duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power to carry on its business as now conducted.

(b) Power and Authority. It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c) Intentionally omitted.

(d) No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the sale of the Asset, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties, or (iv) result in any Lien against any Asset or any portion thereof.

(e) Foreign Person. Seller is not a “foreign person” as defined in Internal Revenue Code Section 1445 and the regulations issued there under.

(f) No Bankruptcy. No bankruptcy, insolvency, rearrangement or similar action involving the Assets or Seller, whether voluntary or involuntary, is pending or, to Seller’s Knowledge, is threatened in writing, and Seller has not ever:

(i) filed a voluntary petition in bankruptcy;

(ii) been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any bankruptcy act or any other laws;

(iii) sought or acquiesced in the appointment of any trustee, receiver or liquidator of all or any substantial part of its properties, the Property, personal property, the Ownership Interests or any portion thereof; or

(iv) made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts generally as the same become due.

SECTION 3.2. Representations and Warranties of the Seller as to the Asset. Seller hereby represents and warrants to the Buyer as follows:

(a) Operating Agreements. To the Seller’s Knowledge, all Operating Agreements (and any amendments, modification and/or supplements thereof) affecting the Property are set forth on Schedule 3.2(a) attached hereto and the same have not been modified, amended and/or supplemented, except as shown in such documents. To the Seller’s Knowledge, the Seller has delivered to David Lee of Manager, true, correct and complete copies of all such Operating Agreements. Except as set forth on Schedule 3.2(a), the Seller has not given or received any written notice of any breach or default under any of the Operating Agreements that has not been cured

(b) Employees; Union Agreements.

(i) The Seller does not have any Employees. All Employees of the Hotel are employees of the Manager.

(ii) The Seller is not a party to any collective bargaining agreement or other contract or agreement with any labor organization with respect to Hotel Employees other than the Union Agreements.

(c) Leases. Schedule 3.2(c) sets forth a true, correct and complete list of the Tenant Leases and Equipment Leases for the Hotel as of the date hereof. Except as set forth in Schedule 3.2(c), as of the date hereof, (i) all such Equipment Leases and Tenant Leases are in full force and effect, and (ii) the Seller has not given or received any written notice of any breach or default under any of the Tenant Leases or Equipment Leases that has not been cured.

(d) Condemnation. As of the date hereof, there is no pending condemnation or similar proceedings affecting the Property, and to the Seller’s Knowledge, no such action is threatened or contemplated.

(e) Litigation. Except as disclosed in Schedule 3.2(e) attached hereto, as of the date hereof, there are no actions, suits or proceedings pending against or affecting the Asset or Seller in any court or before or by an arbitration tribunal or regulatory commission, department or agency and to the Seller’s Knowledge, no such actions, suits or proceedings has been threatened or contemplated.

(f) Bookings. To the Seller’s Knowledge, Schedule 3.2(f) sets forth a correct list of all Bookings for the Hotel as of the date set forth on the Backlog report attached as Schedule 3.2(f).

(g) Environmental Matters. The Seller has not received any written notice from any Governmental Authority of any violation of applicable Environmental Laws, which have not been corrected. For the purposes of this Section, “Environmental Laws” means any and all federal, state, county and local statutes, laws, regulations and rules in effect on the date of this Agreement relating to the protection of the environment or to the use, transportation and disposal of Hazardous Materials. To Seller’s Knowledge, Seller has delivered to David Lee of Manager, true, correct and complete copies of all environmental, soils and seismic reports obtained by Seller with respect to the Property.

(h) Anti-Terrorism Laws.

(i) None of the Seller or, to the Seller’s knowledge, its affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

(ii) None of the Seller or, to the Seller’s knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(iii) None of the Seller or, to the Seller’s knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the purchase of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

(iv) The Seller understands and acknowledges that the Buyer may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by the Buyer, for the purpose of: (i) carrying out due diligence as may be required by applicable law to establish the Seller’s identity and source of funds; (ii) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (iii) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to the Seller.

(v) Neither the Seller, nor, to Seller’s knowledge, any person controlling or controlled by the Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(i) Franchise Agreement.  The Franchise Agreements delivered to David Lee of Manager by Seller are true, correct and complete, and constitute all Franchise Agreements affecting the Asset.

(j) Tax Certiorari Proceedings.  There are no tax certiorari proceedings pending or, to the applicable Seller’s Knowledge, threatened, against Seller with respect to any portion of the Property.

(k) Municipal Assessment/Notices.  To Seller’s Knowledge, Seller has not received any written notice from any Governmental Authority concerning the existence of any presently uncorrected violation of any ordinance, public regulation or statute with respect to any Asset. To Seller’s Knowledge, Seller has not received any written notice of any pending or contemplated municipal improvements with respect to any portion of any Asset or with respect to any outstanding installments (including any fines, interest or penalties) with respect thereto.

(l) Rights to the Property; Rights of First Refusal. Neither Seller nor any affiliate of Seller has committed nor obligated itself in any manner whatsoever to sell, lease or further encumber any Asset, other than under this Agreement. No rights of first refusal, rights of first offer or similar rights to purchase exists with respect to any Asset, the ownership interests in Seller or any other interest in any of the foregoing.

(m) Gift Certificates. Schedule 3.2(m) is a true, correct and complete list of all outstanding gift certificates for complimentary rooms or services at each Hotel.

(n) Governmental Approvals. To Seller’s Knowledge, (i) there are no outstanding petitions, actions, or hearings relating to or affecting the zoning or use of the Property, and (ii) the Seller has not received any written notice that any such petition, action or hearing is planned or contemplated.

(o) Licenses and Permits. To Seller’s Knowledge, Schedule 3.2(o) is a true, correct and complete list of all material Licenses and Permits held by Seller or Manager in connection with the use and operation of the Property. To Seller’s Knowledge, Seller has not received any notice of default with respect to any such Licenses or Permits.

SECTION 3.3. Limitations on Representations and Warranties of the Seller.

If the representations and warranties relating to the Tenant Leases and the Operating Agreements set forth in Section 3.2 and the status of the tenants, or contract parties there under contained herein were true and correct as of the date of this Agreement, no change in circumstances or status of the tenants (e.g., defaults, bankruptcies or other adverse matters relating to such tenant or contract party) occurring after the date hereof shall permit the Buyer to terminate this Agreement or constitute grounds for the Buyer’s failure to close).

SECTION 3.4. Covenants of the Seller Prior to Closing. From the date hereof until the Closing or earlier termination of this Agreement, the Seller or the Seller’s agents shall:

(a) Insurance. Keep the Property insured against fire and other hazards in the amounts and under the terms set forth in the policies held by Seller as of the date hereof, which are listed on Schedule 3.4(a) attached hereto. Seller has delivered to Buyer true, correct and complete copies of certificates of such insurance policies listed on Schedule 3.4(a).

(b) Conduct of Business; Maintenance and Operation of Property. Continue to carry on the business and maintain the Hotel substantially in the same manner as currently conducted and maintained (or if not within the Seller’s control under the Management Agreement, use commercially reasonable efforts to cause Manager to do so).

(c) New Operating Agreements. Without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed, not enter into any third party contracts, or renew, amend or supplement or terminate or grant any material waiver or consent under any third party contracts (unless required by the terms thereof or not requiring Seller’s approval under the Management Agreement); provided that the Seller may enter into or renew third party contracts, or amend or supplement such third party contracts, without the Buyer’s consent if such contract is entered into (or renewed, amended, or supplemented, as the case may be) in the course of customary operation of the Property, or does not require Seller’s approval under the Management Agreement, or is necessary as a result of an emergency at the Property, or is terminable on 30 days or less notice, without penalty. If the Seller enters into or renews any third party contracts, or amends or supplements any third party contracts after the date of this Agreement, then the Seller shall promptly provide written notice and a copy thereof to the Buyer and unless the same required the Buyer’s approval pursuant to this paragraph and such approval was not obtained, the Buyer shall assume such contract from and after the Closing and the schedule of contracts attached to the Assignment of Contracts shall be so modified, and such contract shall be deemed added to Schedule 3.2(a) attached hereto and Schedule 3.2(a) shall be deemed amended at the Closing to include such contracts. If a new contract, or a renewal, amendment or supplement to an existing contract, requires the Buyer’s approval or Seller otherwise requests Buyer’s approval and the Buyer does not object within five Business Days after receipt of a copy of such contract, then the Buyer shall be deemed to have approved such contract.

(d) New Tenant Leases. Without the prior consent of the Buyer, not enter into any new lease, or renew, amend or supplement or terminate or grant any material waiver or consent under any existing lease (unless required by the terms thereof or not requiring Seller’s approval under the Management Agreement), for space at the Property. If the Buyer’s approval was obtained on a new lease or the renewal, amendment or supplement of an existing lease, the Buyer shall assume such lease at Closing and the schedule of leases attached to the Assignment of Leases shall be so modified, and such lease shall be deemed added to Schedule 3.2(c) attached hereto and Schedule 3.2(c) shall be deemed amended at the Closing to include such leases. If the Buyer does not object within five Business Days after receipt of a copy of a request for approval of a new lease, or to the renewal, amendment or supplement of an existing lease (unless required by the terms thereof), then the Buyer shall be deemed to have approved such new lease, renewal, amendment or supplement, as the case may be.

(e) Franchise Agreement. Without the prior consent of the Buyer, not amend, supplement or terminate the Franchise Agreement.

(f) Federal Historic Tax Credits. Neither Seller nor its affiliates shall file any tax credits with any Federal Historic Preservation Tax Incentive program (or similar state or local program).

(g) Union Agreements. Except with respect to the Sheraton Property, Seller shall not enter into or amend any contract or agreement, whether written or oral, relating to union or collective bargaining issues with respect to the Property, and Seller shall not permit Manager to take any such action unless Manager is entitled to do so without the Seller’s consent.  Seller shall promptly deliver Buyer copies of any written materials delivered or received relating to potential union representation at the Property, and Seller shall keep Buyer updated with respect to the status of any discussions with respect thereto and shall consult with Buyer with respect to any contract negotiations relating thereto.  In addition, except with respect to the Sheraton Property, in any ongoing union negotiations occurring on or prior to the Closing Date, Seller shall not make any economic offer (including, without limitation, with respect to wages or benefits) to any union, or accept any such economic offer, or permit Manager to take any such action unless Manager is entitled to do so without Seller’s consent) without obtaining the prior written consent of Buyer in each instance; provided, however, that if (x) Buyer withholds its consent to an economic offer described above, and (y) as a result of Buyer’s withholding such consent it is determined that Seller or Manager has committed an “unfair labor practice”, then, in such event, Buyer shall indemnify Seller against any and all Losses that Seller incurs as a result of such “unfair labor practice”. Buyer acknowledges that the restrictions set forth in this Section 3.4(g) shall not apply to the Sheraton Property, and that Seller and/or Manager may enter into union or other collective bargaining agreements with respect to the Sheraton Property.

(h) Notices. Seller shall promptly notify Buyer if, prior to the Closing, Seller receives any written notice of default under any Lease, Operating Agreement or License and Permit.

SECTION 3.5. Amendment to Schedules. Notwithstanding anything to the contrary in this Agreement, the Seller shall have the right to amend and supplement the schedules to this Agreement from time to time prior to the Closing to reflect changes since the date of this Agreement by providing a written copy of such amendment or supplement to the Buyer; provided, however, that any amendment or supplement to the schedules to this Agreement shall have no effect for the purposes of determining whether subsection 5.2(a) has been satisfied, but shall have effect only for the purposes of limiting the defense and indemnification obligations of the Seller following the Closing (if the Closing occurs) for the inaccuracy or untruth of the representation or warranty qualified by such amendment or supplement.

SECTION 3.6. Sheraton Seller. Sheraton Seller hereby represents, warrants and covenants to Sheraton Buyer that Sheraton Seller is the successor to Hotel Columbia Company, and at or prior to Closing, Sheraton Seller shall provide evidence thereof reasonably satisfactory to the Sheraton Buyer and the Title Company. The Sheraton Seller acknowledges and agrees that if any transfer taxes are due with respect to the change in ownership of the Sheraton Property from Hotel Columbia Company to Sheraton Seller, the Sheraton Seller shall be liable for such taxes (as between the Sheraton Buyer and the Sheraton Seller) without regard to the Basket Limitation and the Cap Limitation, and the Sheraton Buyer shall have no responsibility for such taxes (with the provisions of this sentence surviving the Closing). The parties agrees to modify the form of deed for the Sheraton Property as may be requested by the Title Company in order to reflect the transition of ownership of the Sheraton Property from Hotel Columbia Company to the Sheraton Seller.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER

SECTION 4.1. Representations and Warranties of the Buyer. Each Buyer hereby represents and warrants to the Seller as follows:

(a) Formation; Existence. It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Power; Authority. It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the purchase of the Asset and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c) Intentionally omitted.

(d) No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Asset, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.

(e) Anti-Terrorism Laws.

(i) None of the Buyer or, to the Buyer’s knowledge, its affiliates, is in violation of any Anti-Money Laundering and Anti-Terrorism Laws.

(ii) None of the Buyer or, to the Buyer’s knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(iii) None of the Buyer or, to the Buyer’s knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the purchase of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

(iv) The Buyer understands and acknowledges that the Seller may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by the Seller, for the purpose of: (i) carrying out due diligence as may be required by applicable law to establish the Buyer’s identity and source of funds; (ii) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (iii) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to the Buyer.

(v) Neither the Buyer, nor any person controlling or controlled by the Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

SECTION 4.2. Covenants of the Buyer Prior to Closing.

(a) Licenses and Permits. The Buyer shall use all commercially reasonable and good faith efforts to obtain the transfer of all Licenses and Permits (to the extent transferable) or the issuance of new licenses and permits, to the extent Buyer determines appropriate for its operation of the Assets. The Buyer, at its cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits, as of the Closing, to the extent Buyer determines appropriate for its operation of the Assets, and the Seller shall use commercially reasonable efforts (at no cost or expense to the Seller other than de minimis amounts), and shall direct Manager to, to cooperate with the Buyer to cause the Licenses and Permits to be transferred or new licenses and permits to be issued to the Buyer. Notwithstanding anything to the contrary in this subsection 4.2(a), the Buyer shall not post any notices at the Hotel or publish any notices required for the transfer of the Licenses or Permits or issuance of new licenses and permits, including, without limitation, the liquor licenses, without the prior written consent of the Seller, which consent may not be unreasonably withheld, conditioned or delayed unless the posting or publishing of such notice is required by applicable law, in which case Seller’s consent shall not be required. It shall not be a condition to the Closing hereunder that the Buyer has obtained any transfer of Licenses or Permits or issuance of any new licenses or permits, including any liquor licenses. If necessary liquor licenses cannot be obtained prior to the Closing, Seller shall (if Seller or an affiliate of Seller holds the applicable liquor license) or request Manager to enter into (if Manager or an affiliate of Manager holds the applicable liquor license) enter into an alcoholic beverage accommodation agreement with the Buyer in the form attached hereto as Exhibit K, if and to the extent permitted by applicable law, to permit continued alcoholic beverage service in a manner permitted by law, but Manager’s doing so shall not be a condition to Closing hereunder.

(b) Liquor License. If necessary liquor licenses are not obtained prior to Closing, and alcoholic beverages cannot lawfully be transferred to or for the benefit of Buyer, alcoholic beverages shall be excluded from Inventories and shall not be transferred at Closing; it being understood and agreed that such alcoholic beverages shall be transferred to Buyer at such time as Buyer obtains the requisite liquor license.

SECTION 4.3. Employee Matters.

(a) Continuity of Employees. The parties intend that there will be continuity of employment with respect to all of the Employees. It is agreed that prior to, or in connection with, the Closing, the Buyer shall take no action to cause the Seller or Manager to terminate the employment of any Employee, and neither the Seller nor Manager shall be under any obligation to terminate any Employee prior to or on the Closing Date. It is further agreed that on or prior to the Closing Date, the Buyer shall offer employment at the Hotel (or cause its manager to continue employment of), commencing on the Closing Date to all Employees, including those on vacation, leave of absence, disability or layoff, who were employed at the Hotel on the day immediately preceding the Closing Date, on the same terms and conditions (including without limitation compensation, salary, employee benefits, job responsibility and descriptions, location, seniority and deemed length of service) as those provided to such employees by Manager on the day immediately preceding the Closing Date to the extent necessary to comply with the WARN Act. Those Employees who accept the Buyer’s (or its manager’s) offer of employment and commence (or continue) employment with the Buyer (or its manager) on the Closing Date shall hereafter be referred to as “Transferred Employees.”

(b) Pension Fund Liability. The only “multiemployer plans” (as defined in section 4001(a)(3) of ERISA) to which Seller is currently obligated to contribute pursuant to the Union Agreements are set forth in the Union Agreements (the “Multiemployer Plans”). Sheraton Buyer is assuming the Union Agreements at Closing and, hence, Seller’s obligations under the Multiemployer Plans shall cease from and after the Closing. Accordingly, if any withdrawal liability on Seller would otherwise be imposed, Sheraton Buyer shall (or cause its manager to), with respect only to such Multiemployer Plans with respect to which withdrawal liability would otherwise be imposed on Seller and only to the extent required by Section 4204 of ERISA, to avoid the imposition of such withdrawal liability, (x) contribute to the Multiemployer Plans for substantially the same number of contribution base units for which Seller had an obligation to contribute to such Multiemployer Plans and (y) provide to such Multiemployer Plans for a period of five plan years commencing with the first plan year beginning after the Closing, a bond to be obtained by Sheraton Buyer issued by a corporate surety company that is acceptable for purposes of Section 412 of ERISA or a sum to be provided by Sheraton Buyer held in escrow by a bank or similar financial institution satisfactory to the Multiemployer Plans, or an irrevocable letter of credit to be obtained by Sheraton Buyer, equal to the greater of (i) the average annual contribution required to be made by Seller under such Multiemployer Plans for the three plan years preceding the plan year in which the Closing occurs, or (ii) the annual contribution that Seller was required to make under such Multiemployer Plans for the last plan year prior to the plan year in which the Closing occurs. Seller shall cooperate with Sheraton Buyer to obtain a waiver of the bond, escrow or letter of credit set forth above. The bond, escrow or letter of credit shall be paid to the applicable Multiemployer Plan if Sheraton Buyer withdraws from a Multiemployer Plan or fails to make a contribution to such Multiemployer Plan when due at any time during the first five plans years beginning after the Closing Date. If Sheraton Buyer withdraws from a Multiemployer Plan in a complete withdrawal, or a partial withdrawal with respect to operations, during the five plan years commencing with the first plan year beginning after the Closing, the Seller will be secondarily liable for any withdrawal liability it would have had to such Multiemployer Plan with respect to the operations (but for Section 4204 of ERISA) if the liability of the Sheraton Buyer with respect to such Multiemployer Plan is not paid.

(c) Indemnity. The Buyer shall indemnify, defend and hold the Seller and Manager harmless from and against any and all claims, actions, suits, demands, proceedings, losses, expenses, damages, obligations and liabilities (including costs of collection, attorney’s fees and other costs of defense) arising out of or otherwise in respect of (i) the termination of any Employees in violation of this Agreement; (ii) failure of the Buyer (or its manager) to continue the employment of any Transferred Employee on the same terms and conditions as said employee enjoys on the day immediately preceding the Closing Date, to the extent required pursuant to the terms of Sections 4.3(a) and 4.3(d) hereof; (iii) a breach by the Buyer of the covenants set forth in subsection 4.3(b); provided that the indemnity under this clause (iii) shall be made by the Sheraton Buyer only; and (iv) failure of the Buyer to comply with its obligations including, but not limited to, under any statutory obligations, with respect to the Transferred Employees under Section 4.3(d). The indemnity under this Section 4.3(c) shall exclude consequential, punitive and special damages from Buyer to Seller (but shall not exclude any such damages payable by Seller to a third party with respect to a matter otherwise covered by the indemnity under this Section 4.3(c)). Buyer shall not have any indemnity obligations under this Section 4.3(c) to the extent the applicable Loss is caused by an action of Seller or Manager prior to the Closing.

(d) WARN Act. The Buyer (or its manager) shall not, at any time prior to 90 days after the Closing Date, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or Employee, without notifying the Seller in advance and without complying with the notice requirements and other provisions of the WARN Act. In addition, the Buyer shall provide a full defense to, and indemnify the Seller for any Losses which the Seller may incur in connection with any suit or claim of violation brought against or affecting the Seller under the WARN Act for any actions taken by the Buyer (or its manager or any of its and Manager’s affiliates) with regard to any site of employment, facility, operating unit or employee affected by this Agreement subsequent to the Closing Date.

(e) Survival. The provisions of this Section 4.3 shall survive the Closing without limitation.

SECTION 4.4. Bookings. The Buyer shall honor all existing Bookings set forth on Schedule 3.2(f) hereof, and all other Bookings made in accordance with this Agreement, for any period on or after the Closing Date. The provisions of this Section 4.4 shall survive the Closing without limitation.

SECTION 4.5. Franchise Agreement.

(a) The parties acknowledge that the transfer of the franchise rights granted under the Franchise Agreement to the Buyer is subject to the prior written consent of the Franchisor under the Franchise Agreement. Immediately following the date of this Agreement, the Buyer shall proceed promptly, diligently, and in good faith to effect the execution of a new franchise agreement with Franchisor on such Franchisor’s then current UFOC form (each, a “New Franchise Agreement”), as determined by Franchisor but subject to the further terms of this Section 4.5; provided that notwithstanding anything to the contrary contained herein, Buyer shall have the right to request from Franchisor such changes, additions and/or modifications to the New Franchise Agreement as Buyer may elect, but Franchisor’s failure to or refusal to agree to any such changes, additions and/or modifications shall not relieve Buyer of its obligations to consummate the transactions as required under this Agreement. Accordingly, the Buyer shall promptly (but in no event later than 5 days from the date hereof) submit to Franchisor a complete application to become a franchisee of the Franchisor’s franchise system accompanied by payment of the then-prevailing application fee and shall promptly provide Seller with a copy of same when made. As part of the application process, the Buyer shall promptly provide any and all customary information and documentation that the Franchisor requires (including, without limitation, financial statements, organizational documents, background information regarding the owners of the Buyer and other documentation supporting its application), and, upon Seller’s request, shall provide Seller with evidence of such submission. Without limiting the foregoing, the Buyer shall use diligent and commercially reasonable efforts to obtain the consent of the Franchisor to the transfer of the franchise rights (and if applicable the transfer of the Franchise Agreement) or a New Franchise Agreement, which shall include, among other things, promptly responding to requests from the Franchisor and otherwise promptly complying with all customary obligations of a transferee under the Franchise Agreement. Buyer shall keep Seller informed of the status of Buyer’s efforts to obtain the consent of the Franchisor hereunder. The Seller agrees to reasonably cooperate, at no cost to Seller other than de minimis amounts, with the Buyer and Franchisor in such process. As to any property improvement plan in the New Franchise Agreement, the Buyer shall agree with Franchisor to accept and be bound only by any property improvement plan substantially the same as the property improvement plan heretofore delivered to Buyer with respect to the applicable Hotel and required by Franchisor in connection with obtaining such consent, and to complete such property improvement plan within the time periods set forth in such property improvement plan. In connection with the transfer of the franchise rights, (i) the Buyer shall promptly execute any and all customary documentation required by Franchisor, and (ii) the Buyer shall promptly pay any and all fees and charges associated therewith (including, without limitation, any transfer fee mandated under the Franchise Agreement or New Franchise Agreement).

(b) Either party shall have the right to adjourn the Closing Date from time to time for a period not to exceed 60 days in the aggregate for the purpose of obtaining the consent of the Franchisor under the Franchise Agreement to the transfer of the franchise rights granted under the Franchise Agreement to the Buyer and/or the execution and delivery of the New Franchise Agreements.

SECTION 4.6. Management Agreement. The parties agree that the Management Agreement shall be terminated as of the Cut-Off Time at the expense of the Seller. Buyer’s obtaining a new management agreement for the Hotel shall not be a condition to Closing.

SECTION 4.7. Sheraton Property Estoppels. The Sheraton Seller shall use commercially reasonable efforts to obtain and deliver to the Sheraton Buyer and the Title Company on or prior to the Closing estoppel certificates from (i) The Columbia Park and Recreation Association, Inc. or its successor or assigns (“CRPA”) with respect to that certain Deed, Agreement and Declaration dated December 13, 1966 and recorded in the Land Records of Howard County, Maryland in Liber 463, at folio 158, indicating that there are no material defaults there under; (ii) The Howard Research and Development Corporation and/or HRD Parking, Inc., or their respective successors and assigns (“HRD”) with respect to that certain Declaration of Parking Covenants recorded as aforesaid in Liber 552, at folio 516, as amended or otherwise affected by instruments recorded as aforesaid in Liber 558, at folio 573, in Liber 559, at folio 180, in Liber 944, at folio 40, in Liber 987, at folio 631 and in Liber 4232, at folio 329: (iii) the “Architectural Committee” (as such term is defined in the document immediately hereinafter referenced, or such other entity as is currently authorized to provide an estoppel or compliance certificate under such document) with respect to those certain Special and General Covenants, Restrictions and Easements referenced in that certain Deed recorded as aforesaid in Liber CMP No. 552, at folio 686; and (iv) HRD with respect to those certain Declaration of Restrictions dated March 26, 1998 and recorded as aforesaid in Liber 4232, at folio 310, which estoppel certificates may be in the customary form (if any) of the entities which have the power and authority to issue such estoppel certificates and limited to the extent required by such entities to such respective entities’ knowledge. The Sheraton Buyer acknowledges and agrees that the delivery of such estoppel certificates by the Sheraton Seller pursuant to this Section 4.7 or any matters disclosed therein shall not be a condition precedent to the Sheraton Buyer’s obligation to purchase the Sheraton Property in accordance with the terms of this Agreement. Notwithstanding the foregoing, the Sheraton Seller shall execute and deliver such affidavits and indemnities as reasonably required by the Title Company to affirmatively insure that all charges currently due and payable under the instruments referenced in clauses 4.7(i), (ii) and (iii) above and in the Plat recorded as aforesaid as Plat CMP No. 4293 have been paid through the Closing.

SECTION 4.8. Sales Tax Matters. Seller shall cooperate with Buyer to the extent commercially reasonable so that Buyer may obtain information regarding unpaid sales taxes, if any, related to the Assets. Prior to the Closing, Seller shall request a sales tax exemption certificate from the Wisconsin Department of Revenue to allow exemption from sales tax; provided that the delivery of any such certificate shall not be a condition to Closing.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

SECTION 5.1. Conditions Precedent to the Seller’s Obligations. In addition to any other conditions expressly set forth in this Agreement, if any, the obligation of the Seller to consummate the transfer of each individual Asset to the Buyer on the Closing Date is subject to the satisfaction (or waiver, in writing, by the Seller) as of the Closing of the following conditions:

(a) Each of the representations and warranties made by the Buyer in this Agreement applicable to or affecting the individual Asset shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

(b) The Buyer shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by the Buyer on or before the Closing applicable to or affecting the individual Asset.

(c) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the individual Asset or the consummation of any other transaction affecting the individual Asset contemplated hereby.

(d) The Seller shall have received all of the documents required to be delivered by the Buyer under Section 6.1 with respect to or affecting the individual Asset.

(e) The Seller shall have received the Purchase Price in accordance with subsection 2.2(a) and all other amounts due to the Seller from the Buyer hereunder.

(f) The Seller shall have (i) received evidence that Franchisor has consented to the transfer of the franchise rights associated with the Franchise Agreement for the individual Asset in accordance with subsection 4.5(a), (ii) received a termination of the Franchise Agreement for the individual Asset from the Franchisor without being required to pay any termination fee, penalty, damages or other similar charges in connection with such termination (provided that the foregoing shall not limit the obligation to pay any amounts due under the Franchise Agreements for periods prior to such termination and unrelated to such termination to the extent required by the Franchise Agreement), and (iii) been released by Franchisor from any obligations under the Franchise Agreement for the individual Asset pertaining to the period on or after the Closing (if such release is then being offered by Franchisor in connection with the transfer of assets).

SECTION 5.2. Conditions to the Buyer’s Obligations. In addition to any other conditions expressly set forth in this Agreement, if any, the obligation of the Buyer to purchase and pay for each individual Asset is subject to the satisfaction (or waiver, in writing, by the Buyer) as of the Closing of the following conditions:

(a) Each of the representations and warranties made by the Seller in this Agreement applicable to or affecting the individual Asset shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of Closing Date.

(b) The Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by the Seller on or before the Closing applicable to or affecting the individual Asset.

(c) No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the individual Asset or the consummation of any other transaction contemplated hereby affecting the individual Asset.

(d) Title to the applicable individual Property shall be delivered to the Buyer in the manner required under this Agreement.

(e) The Buyer shall have received all of the documents required to be delivered by the Seller with respect to or affecting the individual Asset under Section 6.2.

(f) The Buyer shall have received evidence that the Franchisor has consented to the transfer of the franchise rights associated with the Franchise Agreement for the individual Asset in accordance with Section 4.5(a), and each Franchisor shall have executed and delivered a New Franchise Agreement, and a comfort letter in Franchisor’s then current form (with such changes requested by Buyer’s lender only to the extent approved by Franchisor).

(g) The Management Agreement shall have been terminated on or prior to the Closing, without cost or expense to Buyer, and Seller shall have provided Buyer with reasonable evidence of such termination.

SECTION 5.3. Waiver of Conditions Precedent. The Closing with respect to each individual Asset shall constitute conclusive evidence that the Seller and the Buyer have respectively waived any conditions which are not satisfied as of the Closing with respect to or affecting such individual Asset.

ARTICLE VI

CLOSING DELIVERIES

SECTION 6.1. Buyer Closing Deliveries.

The Buyer shall deliver the following documents at Closing:

(a) with respect to each individual Asset:

(i) an assignment and assumption of the Seller’s interest in the Tenant Leases (an “Assignment of Leases”) duly executed by the Buyer in substantially the form of Exhibit A attached hereto;

(ii) an assignment and assumption of the Operating Agreements, Equipment Leases, Union Agreements (with respect to the Sheraton Buyer only), and Bookings (an “Assignment of Contracts”) duly executed by the Buyer in substantially the form of Exhibit B attached hereto;

(iii) a certificate of Buyer, substantially in the form of Exhibit I (the “Buyer’s Representation Certificate”) that the representations and warranties of Buyer set forth in Sections 4.1, 7.2, and 7.3 hereof are true and correct in all material respects as of the Closing Date; and

(b) with respect to the transactions contemplated hereunder:

(i) a duly executed and sworn officer’s certificate from the Buyer (or the general partners, manager or managing member of the Buyer, where appropriate) certifying that the Buyer has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(ii) an executed and acknowledged incumbency certificate from the Buyer (or the general partners, manager or managing member of the Buyer, where appropriate) certifying the authority of the officers of the Buyer (or the general partner, managing member of the Buyer, where appropriate) to execute this Agreement and the other documents delivered by the Buyer to the Seller at the Closing;

(iii) all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement as provided in Section 9.1 hereof, in each case, as prepared by the Seller and approved and duly executed by the Buyer; and

(iv) a closing statement (the “Closing Statement”) for each individual Asset and a combined closing statement for the Asset prepared and approved by the Seller and the Buyer, consistent with the terms of this Agreement.

SECTION 6.2. Seller Closing Deliveries.

The Seller shall deliver the following documents at Closing (the “Seller Closing Documents”):

(a) with respect to each individual Asset:

(i) a special warranty deed (a “Deed”) in substantially the forms of Exhibit C attached hereto, for each respective Property, duly executed by the Seller;

(ii) a bill of sale (a “Bill of Sale”) duly executed by the Seller in substantially the form of Exhibit D hereto, transferring the FF&E, Supplies, Inventories, and Accounts Receivable to the Buyer;

(iii) the Assignment of Leases duly executed by the Seller, together with copies, and if available, originals of the Tenant Leases referred to in such assignment;

(iv) the Assignment of Contracts duly executed by the Seller, together with copies, and if available, originals of all contracts and agreements assigned thereby;

(v) an assignment from MeriStar Mezzanine Borrower SPE, LLC (successor to MeriStar Sub 5E LLC) to the Hilton Buyer of its interest, if any, in any trade names relating to the Hilton Property, in the form of Exhibit L hereto;

(vi) a general assignment and assumption of the Licenses and Permits and Intangible Property (the “Assignment of Intangibles”) duly executed by the Seller in substantially the form of Exhibit E hereto.

(vii) all keys and keycards in the Seller’s possession, security and access codes to the Property;

(viii) an affidavit that the Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, in substantially the form of Exhibit F attached hereto;

(ix) a certificate of Seller substantially in the form of Exhibit J (“Seller’s Representation Certificate”) that the representations and warranties of Seller set forth in Sections 3.1 and 3.2 hereof are true and correct in all material respects as of the Closing Date (except where such representations or warranties are made as of a specific date), subject to changes occurring in accordance with this Agreement disclosed in such certificate (and nothing in this Section 6.2(a)(ix) shall be in derogation of the condition set forth in Section 5.2(a) hereof)

(x) the Closing Statement;

(xi) all books and receipts in the Seller’s possession relating to the ownership, operating and management of the Hotel;

(xii) the title affidavits and documents referred to in Section 8.4;

(xiii) written notice from Seller to each tenant under the Tenant Leases in substantially the form attached hereto as Exhibit H;

(xiv) any estoppel certificates received by Seller, with Seller hereby agreeing to use commercially reasonable efforts to obtain estoppel certificates from each of the tenants listed on Schedule 6.2(a)(xiv) hereof, in a form reasonably satisfactory to the Buyer; provided that the delivery of any such estoppel certificates shall not be a condition to Buyer’s obligation to close hereunder;

(xv) a certificate of Seller certifying to all Advance Deposits held by Seller as of the Closing Date;

(xvi) certificates of title and/or other evidence required by applicable law to duly transfer title to Buyer for any vehicles owned by Seller and used in connection with the Property;

(xvii) any applicable Bulk Sales notice required by applicable law with respect to sale of the Crowne Plaza Property;

(xviii) any documents that Seller is required to deliver under Section 4.3 hereof with respect to liquor licenses;

(xix) a termination of the Lease identified in the Memorandum of Lease dated September 24, 2003 by and between MeriStar Columbia Owner SPE, LLC and MeriStar CMBS Lessee Two, LLC, recorded June 1, 2004 in the land records of Howard County, Maryland in Liber 8367, at folio 235.

(b) with respect to the transactions contemplated hereunder:

(i) a duly executed and sworn officer’s certificate from the Seller certifying that the Seller has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(ii) an executed and acknowledged incumbency certificate from the Seller certifying the authority of the officers of the Seller to execute this Agreement and the other documents delivered by the Seller to the Buyer at the Closing; and

(iii) all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement as provided in Section 9.1 hereof, in each case, as prepared and duly executed by the Seller.

ARTICLE VII

INSPECTIONS; RELEASE

SECTION 7.1. Right of Inspection. Prior to the Closing (time being of the essence), the Buyer and its agents shall have the right, upon reasonable prior written notice to the Seller (which shall in any event be at least 24 hours in advance) and at the Buyer’s sole cost, risk and expense to inspect the Property during business hours, provided that any such inspection shall not unreasonably impede the normal day to day business operation of the Property, and provided further that the Seller shall be entitled to accompany the Buyer and its agents on such inspection. Notwithstanding the foregoing, the Buyer shall not have the right to interview the Employees, the Manager, the tenants or subtenants under Tenant Leases or any Hotel guests or licensees or other users or occupants of the Hotel without the prior written consent of the Seller in its reasonable discretion (provided however, that Buyer shall have the right to interview the General Manager and the Controller of the Property and any corporate officers of Manager’s parent company), or to do any invasive testing of the Property without the prior written consent of the Seller which may be granted or denied in the Seller’s sole and absolute discretion. The Seller shall be entitled to accompany the Buyer and its agents on any such permitted interviews and testing. The Buyer’s right of inspection of the Property shall be subject to the rights of the tenants and Hotel guests and the rights of the Manager under the Management Agreement. Prior to any such inspection, the Buyer shall deliver to the Seller certificates reasonably satisfactory to the Seller evidencing that the Buyer’s consultants and agents carry and maintain such general liability insurance policies with such companies and in such scope and amounts as are acceptable to the Seller in its reasonable discretion, in all cases naming the Seller as an additional insured and loss payee there under. The Buyer hereby indemnifies and agrees to defend and hold the Seller harmless from and against all loss, cost (including, without limitation, reasonable attorneys’ fees), claim or damage arising out of, resulting from relating to or in connection with or from any such inspection by the Buyer or its agents, except to the extent such claim or damage was caused solely by the Seller or the Seller’s agents. Notwithstanding the foregoing rights to inspect, the Buyer acknowledges that there is no “due diligence period” or “due diligence termination right” in this Agreement and the Buyer does not have the right to terminate this Agreement based on the results of such inspections other than pursuant to an express termination right set forth in this Agreement.

SECTION 7.2. Examination; No Contingencies.

(a) Apart from the aforesaid survival of the representations, warranties and covenants of this Agreement, subject to the termination rights expressly set forth herein, the Buyer will be making such examination of the Asset and all other matters affecting or relating to the transactions contemplated hereunder as the Buyer has deemed necessary. In entering into this Agreement, other than the express representations, warranties and covenants of Seller contained in this Agreement and the Seller Closing Documents, the Buyer has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether express or implied, made by the Seller or any partner, member or manager of the Seller, or any affiliate, agent, employee, or other representative of any of the foregoing or by any broker or any other person representing or purporting to represent the Seller with respect to the Asset, the Condition of the Asset or any other matter affecting or relating to the transactions contemplated hereby, other than those expressly set forth in this Agreement. The Buyer’s obligations under this Agreement shall not be subject to any contingencies, diligence or conditions except as expressly set forth in this Agreement. The Buyer acknowledges and agrees that, except as expressly set forth herein, the Seller makes no representations or warranties whatsoever, whether express or implied or arising by operation of law, with respect to the Asset or the Condition of the Asset. THE BUYER AGREES THAT THE ASSET WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) THE BUYER AT THE CLOSING IN THE THEN EXISTING CONDITION OF THE ASSET, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, other than as expressly set forth in this Agreement, it being understood and agreed that such acceptance shall be subject to, and not in limitation of, Buyer’s rights hereunder with respect to any breach by Seller of any representation, warranty or covenant in this Agreement or any Seller Closing Document delivered by Seller.. Without limiting the generality of the foregoing, except as set forth in this Agreement, the transactions contemplated by this Agreement are without statutory, express or implied warranty, representation, agreement, statement or expression of opinion of or with respect to the Condition of the Asset or any aspect thereof, including, without limitation, (i) any and all statutory, express or implied representations or warranties related to the suitability for habitation, merchantability, or fitness for a particular purpose, (ii) any statutory, express or implied representations or warranties created by any affirmation of fact or promise, by any description of the Asset or by operation of law and (iii) all other statutory, express or implied representations or warranties by the Seller whatsoever. The Buyer acknowledges that the Buyer has knowledge and expertise in financial and business matters that enable the Buyer to evaluate the merits and risks of the transactions contemplated by this Agreement.

(b) For purposes of this Agreement, the term “Condition of the Asset” means the following matters:

(i) Physical Condition of the Property. The quality, nature and adequacy of the physical condition of the Property, including, without limitation, the quality of the design, labor and materials used to construct the improvements included in the Property; the condition of structural elements, foundations, roofs, glass, mechanical, plumbing, electrical, HVAC, sewage, and utility components and systems; the capacity or availability of sewer, water, or other utilities; the geology, flora, fauna, soils, subsurface conditions, groundwater, landscaping, and irrigation of or with respect to the Property, the location of the Property in or near any special taxing district, flood hazard zone, wetlands area, protected habitat, geological fault or subsidence zone, hazardous waste disposal or clean-up site, or other special area, the existence, location, or condition of ingress, egress, access, and parking; the condition of the personal property and any fixtures; and the presence of any asbestos or other Hazardous Materials, dangerous, or toxic substance, material or waste in, on, under or about the Property and the improvements located thereon. “Hazardous Materials” means (A) those substances included within the definitions of any one or more of the terms “hazardous substances,” “toxic pollutants”, “hazardous materials”, “toxic substances”, and “hazardous waste” in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (as amended), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq., the Resource Conservation and Recovery Act of 1976 as amended, 42 U.S.C. Section 6901 et seq., Section 311 of the Clean Water Act, 15 U.S.C. § 2601 et seq., 33 U.S.C. § 1251 et seq., 42 U.S.C. 7401 et seq. and the regulations and publications issued under any such laws, (B) petroleum, radon gas, lead based paint, asbestos or asbestos containing material and polychlorinated biphenyls and (C) mold or water conditions which may exist at the Property or other matters governed by any applicable federal, state or local law or statute.

(ii) Adequacy of the Asset. The economic feasibility, cash flow and expenses of the Asset, and habitability, merchantability, fitness, suitability and adequacy of the Property for any particular use or purpose.

(iii) Legal Compliance of the Asset. The compliance or non-compliance of the Seller or the operation of the Property or any part thereof in accordance with, and the contents of, (A) all codes, laws, ordinances, regulations, agreements, licenses, permits, approvals and applications of or with any Governmental Authorities asserting jurisdiction over the Property, including, without limitation, those relating to zoning, building, public works, parking, fire and police access, handicap access, life safety, subdivision and subdivision sales, and Hazardous Materials, dangerous, and toxic substances, materials, conditions or waste, including, without limitation, the presence of Hazardous Materials in, on, under or about the Property that would cause state or federal agencies to order a clean up of the Property under any applicable legal requirements and (B) all agreements, covenants, conditions, restrictions (public or private), condominium plans, development agreements, site plans, building permits, building rules, and other instruments and documents governing or affecting the use, management, and operation of the Property.

(iv) Matters Disclosed in the Schedules and the Asset File. Those matters referred to in this Agreement and the documents listed on the Schedules attached hereto and the matters disclosed in the Asset File.

(v) Insurance. The availability, cost, terms and coverage of liability, hazard, comprehensive and any other insurance of or with respect to the Property.

(vi) Condition of Title. The condition of title to the Property, including, without limitation, vesting, legal description, matters affecting title, title defects, liens, encumbrances, boundaries, encroachments, mineral rights, options, easements, and access; violations of restrictive covenants, zoning ordinances, setback lines, or development agreements; the availability, cost, and coverage of title insurance; leases, rental agreements, occupancy agreements, rights of parties in possession of, using, or occupying the Property; and standby fees, taxes, bonds and assessments.

SECTION 7.3. Release. (a) Apart from the survival of the representations, warranties and covenants of this Agreement and subject to the termination rights expressly set forth herein, the Buyer hereby agrees that the Seller, and each of their partners, members, trustees, directors, officers, employees, representatives, property managers, asset managers, agents, attorneys, affiliates and related entities, heirs, successors, and assigns (collectively, the “Releasees”) shall be, and are hereby, fully and forever released and discharged from any and all liabilities, losses, claims (including third party claims), demands, damages (of any nature whatsoever), causes of action, costs, penalties, fines, judgments, reasonable attorneys’ fees, consultants’ fees and costs and experts’ fees (collectively, the “Claims”) with respect to any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Asset or the Property including, without limitation, the physical, environmental and structural condition of the Property or any law or regulation applicable thereto, including, without limitation, any Claim or matter (regardless of when it first appeared) relating to or arising from (a) the presence of any environmental problems, or the use, presence, storage, release, discharge, or migration of Hazardous Materials on, in, under or around the Property regardless of when such Hazardous Materials were first introduced in, on or about the Property, (b) any patent or latent defects or deficiencies with respect to the Property, (c) any and all matters related to the Property or any portion thereof, including without limitation, the condition and/or operation of the Property and each part thereof, and (d) the presence, release and/or remediation of asbestos and asbestos containing materials in, on or about the Property regardless of when such asbestos and asbestos containing materials were first introduced in, on or about the Property; provided, however, that in no event shall Releasees be released from (x) any Claims arising pursuant to the provisions of this Agreement or the Seller’s obligations, if any, under the Closing Documents or (y) any Claims arising from any fraudulent acts or omissions committed by the Seller to the Buyer or any Buyer-Related Entity in connection with the transactions contemplated by this Agreement, or (z) any third party claim for personal injury to the extent resulting from acts, omissions or occurrences prior to the Closing Date. Subject to the foregoing, the Buyer hereby waives and agrees not to commence any action, legal proceeding, cause of action or suits in law or equity, of whatever kind or nature, including, but not limited to, a private right of action under the federal Superfund laws, 42 U.S.C. Sections 9601 et seq. (as such laws and statutes may be amended, supplemented or replaced from time to time), directly or indirectly, against the Releasees or their agents in connection with Claims described above and all similar provisions or rules of law. In this connection and to the greatest extent permitted by law, the Buyer hereby agrees, represents and warrants that the Buyer realizes and acknowledges that factual matters not known to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damage, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and the Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that the Buyer nevertheless hereby intends to release, discharge and acquit the Seller from any such unknown, unanticipated or unsuspected Claims, debts, and controversies which might in any way be included as a material portion of the consideration given to the Seller by the Buyer in exchange for the Seller’s performance hereunder. The Seller has given the Buyer material concessions regarding this transaction in exchange for the Buyer agreeing to the provisions of this Section 7.3. The Seller and the Buyer have each initialed this Section 7.3 to further indicate their awareness and acceptance of each and every provision hereof. The provisions of this Section 7.3 shall survive the Closing and shall not be deemed merged into any instrument or conveyance delivered at the Closing.

(b) Notwithstanding any provision contained in this Agreement to the contrary, this Agreement is intended as and shall be deemed to be an agreement for the sale of real property and none of the provisions hereof shall be deemed to create any obligation or liability of any party to any person or entity that is not a party to this Agreement, whether under a third-party beneficiary theory, laws relating to transferee liabilities or otherwise, except as expressly provided in this Agreement. Except as specifically provided otherwise in this Agreement, Buyer shall not assume and shall not discharge or be liable for any debts, liabilities or obligations of Seller including, but not limited to, any (a) liabilities or obligations of Seller to its creditors, shareholders or owners, (b) liabilities or obligations of Seller with respect to any acts, events or transactions occurring prior to, on or after the Closing, (c) liabilities or obligations of Seller for any federal, state, county or local taxes, or (d) any contingent liabilities or obligations of Seller, whether known or unknown by Seller or Buyer. Except as otherwise provided in this Agreement, Buyer shall have no duty whatsoever to take any action or receive or make any payment or credit arising from or related to any services provided or costs incurred in connection with the management and operation of any Asset or any business conducted on the Property prior to the Closing, including, but not limited to, any matters relating to cost reports, collections, audits, hearings, or legal action arising there from. The terms of this Section shall survive the Closing.

SELLER’S INITIALS:	BUYER’S INITIALS:
/s/ MC ______________	/s/ JAC_______________

/s/ JF ______________

ARTICLE VIII

TITLE AND PERMITTED EXCEPTIONS

SECTION 8.1. Title Insurance and Survey.

The Property shall be sold and is to be conveyed, and the Buyer agrees to purchase the Property, subject only to the Permitted Exceptions.

SECTION 8.2. Title Commitment; Survey.

The Buyer has received and reviewed a copy of the Title Commitment and the Existing Survey. If at any time prior to Closing, the Buyer receives notice of additional Liens or other matters (including matters shown on any updated surveys) that are not Permitted Exceptions, or otherwise becomes aware of such matters (the “New Title Matters”), then, in such event, Buyer shall have a period of ten (10) days after receipt of notice of such New Title Matters as the period to review and object to or accept any such New Title Matters. If Buyer notifies Seller in writing of its objections to any such New Title Matters within such ten (10) day period (a “Defect Notice”), then Seller may elect either to: (i) cure or, if applicable, insure over (in a manner reasonably approved by Buyer) such New Title Matter at any time prior to Closing, or (ii) take no action with regard thereto. Seller shall give Buyer written notice of Seller’s election within five (5) days after Seller’s receipt of Defect Notice from Buyer, provided that if such notice is not timely delivered, then Seller shall be deemed to have elected to take no action with regard to any such matters. If Seller elects not to cure or remove any or all such New Title Matters, then, in any such event, Buyer may either (x) terminate this Agreement by providing written notice of termination to Seller, or (y) purchase the Property without any reduction or abatement of the Purchase Price (other than the Seller Encumbrances that Seller is obligated to cure or remove of record set forth in Section 8.3(a) hereof); provided, however, that if Seller Encumbrances in clause (iii) of the definition thereof exceed $500,000 in the aggregate, Buyer may either (A) terminate this Agreement by providing written notice of termination to Seller or (B) purchase the Asset without any reduction or abatement of the Purchase Price except for a credit on the Closing Statement in an amount equal to the excess of $500,000 over payments by Seller on account of Seller Encumbrances in clause (iii) of the definition thereof.

SECTION 8.3. Delivery of Title.

(a) At the Closing, the Seller shall obtain releases of or cause the Title Company to insure over or against (at no additional cost to Buyer) (i) any deeds of trust or mortgages created by Seller encumbering the Property (the “Security Instruments”), (ii) any Liens encumbering the Property affirmatively placed on the Property by the Seller after the effective date of the Title Commitment (“Post Effective Date Seller Encumbrances”); and (iii) to the extent not included within clauses (i) or (ii), judgment liens, mechanic’s and materialmen’s liens, tax liens and other monetary Liens which can be removed or released by the payment of liquidated amounts, in each case under this clause (iii) not to exceed $500,000, in the aggregate (together with the Post Effective Seller Encumbrances and the Security Instruments, collectively, the “Seller Encumbrances”). Other than as set forth in this Agreement (including without limitation the first sentence of this subsection 8.3(a), and subsection 8.3(c)), the Seller shall not be required to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefore, nor shall the Buyer have any right of action against the Seller, at law or in equity, for the Seller’s inability to convey title subject only to the Permitted Exceptions.

(b) In the event that the Seller shall elect to attempt to discharge or cause the Title Company to insure over or against such title exceptions which are not Permitted Exceptions, the Seller shall be entitled to one or more adjournments of the Closing Date for a period not to exceed 30 days in the aggregate. If, for any reason whatsoever, the Seller has not discharged or caused the Title Company to insure over or against (at no additional cost to Buyer) such title exceptions which are not Permitted Exceptions prior to the expiration of the last of such adjournments, then, in any such event, Buyer may either (i) terminate this Agreement by providing written notice of termination to Seller, or (ii) purchase the Property without any reduction or abatement of the Purchase Price; provided, however, that if the Seller Encumbrances in clause (iii) of the definition thereof exceed $500,000, in the aggregate, Buyer may either (A) terminate this Agreement by providing written notice of termination to Seller or (B) purchase the Asset without any reduction or abatement of the Purchase Price except for a credit on the Closing Statement in an amount equal to the excess of $500,000 over payments by Seller on account of Seller Encumbrances in clause (iii) of the definition thereof. In the event of a termination of this Agreement pursuant to this subsection 8.3(b), the Deposit shall be refunded to the Buyer and neither party shall have any further rights or obligations hereunder except for those that expressly survive the termination of this Agreement. Nothing in this clause (b) shall require the Seller, despite any election by the Seller to attempt to discharge or cause the Title Company to insure over or against any title exceptions, to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefore, other than with respect to the Seller Encumbrances.

SECTION 8.4. Cooperation. In connection with obtaining the Title Policy, the Buyer and the Seller, as applicable, and to the extent requested by the Title Company, will deliver the Title Company (a) evidence sufficient to establish (i) the legal existence of the Buyer and the Seller and (ii) the authority of the respective signatories of the Seller and the Buyer to bind the Seller and the Buyer, as the case may be, (b) an ALTA statement in the form attached hereto as Exhibit G, and (c) a gap indemnity to the Title Company in a customary form reasonably requested by the Title Company.

ARTICLE IX

TRANSACTION COSTS; RISK OF LOSS

SECTION 9.1. Transaction Costs.

(a) The Buyer and the Seller agree to comply with all real estate transfer tax laws applicable to the sale of the Asset. At Closing and subject to the provisions of Section 3.6 with respect to the Sheraton Buyer, the Seller and the Buyer shall pay documentary, transfer and recordation taxes and other closing costs and expenses payable as a result of the conveyance of the Asset to Buyer pursuant to this Agreement in accordance with the local custom for the payment of such documentary, transfer and recordation taxes and other closing costs and expenses as set forth on Schedule 9.1 attached hereto and made a part hereof. In addition to the foregoing and their respective apportionment obligations hereunder, (i) the Seller and the Buyer shall each be responsible for the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the sale of the Asset; (ii) the Buyer shall be responsible for all costs and expenses associated with (A) Buyer’s due diligence, (B) any extended coverage or endorsements to the Title Policy and the cost of updating the Existing Survey or obtaining any new surveys, (C) the policy premiums in respect of any mortgage title insurance obtained by the Buyer, (D) all search costs with respect to the Asset and updates related thereto not included in the basic policy premium, (E) except as otherwise provided in this subsection 9.1(a), payment, at the Closing, of the recording charges and fees for the documents necessary to transfer the Asset, and (F) obtaining any financing the Buyer may elect to obtain (including any fees, financing costs, mortgage and recordation taxes and intangible taxes in connection therewith); and (iii) the Seller and/or Buyer shall be responsible for the basic policy premium with respect to the Title Policy in accordance with Schedule 9.1 attached hereto. Buyer and Seller shall each pay fifty percent (50%) of any escrow fees of Escrow Agent.

(b) Each party to this Agreement shall indemnify the other parties and their respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys’ fees but excluding consequential, punitive and/or special damages) which such other party may sustain or incur as a result of the failure of either party to timely pay any of the aforementioned taxes, fees or other charges for which it has assumed responsibility under this Section.

(c) All sales, use and occupancy taxes, if any, due or to become due in connection with revenues received from any Asset prior to the Closing Date shall remain the responsibility of Seller. The Seller shall be entitled to receive any rebates or refunds with respect to any such taxes paid by such Seller with respect to the Property. The Seller shall indemnify, defend and hold harmless Buyer and the Buyer-Related Entities from and against any and all Losses that Buyer or any Buyer-Related Entity shall incur as a result of Seller’s failure to pay any such sales, use or occupancy or similar taxes, or as a result of any failure of Seller to comply with the “bulk sales” provisions under Wis. Stat. Section 406.104. In addition, Seller acknowledges and agrees that at Closing, Manager shall retain such funds as are required for the payment of any and all such taxes and is hereby instructed by Buyer and Seller to pay such taxes when due on behalf of Seller.

(d) The provisions of this Section 9.1 shall survive the Closing or the termination of this Agreement.

SECTION 9.2. Risk of Loss.

(a) Subject to Section 9.2(b) hereof, if, on or before the Closing Date, an individual Property or any portion thereof shall be (i) damaged or destroyed by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceeding, the Seller shall promptly notify the Buyer and, at Closing, the Seller will credit against the Purchase Price payable by the Buyer at the Closing an amount equal to the net proceeds (other than on account of business or rental interruption relating to the period prior to Closing), if any, received by the Seller as a result of such casualty or condemnation, plus the amount of any deductible, less any amounts spent to restore the Property. If as of the Closing Date, the Seller has not received any such insurance or condemnation proceeds, then the parties shall nevertheless consummate on the Closing Date the conveyance of the Asset (without any credit for such insurance or condemnation proceeds except for a credit for any deductible under such insurance) and the Seller will at Closing assign to the Buyer all rights of the Seller, if any, to the insurance or condemnation proceeds (other than on account of business or rental interruption relating to the period prior to Closing) and to all other rights or claims arising out of or in connection with such casualty or condemnation.

(b) Notwithstanding the provisions of subsection 9.2(a), if, on or before the Closing Date, an individual Property or any portion thereof shall be (i) damaged or destroyed by a Material Casualty or (ii) taken as a result of a Material Condemnation, the Buyer shall have the right, exercised by notice to the Seller no more than ten Business Days after the Buyer has received notice of such Material Casualty or Material Condemnation, to terminate this Agreement, in which event the Deposit shall be refunded to the Buyer and neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement. If the Buyer fails to timely terminate this Agreement in accordance with this subsection 9.2(b), the provisions of subsection 9.2(a) shall apply. As used in this subsection 9.2(b), a “Material Casualty” shall mean any damage to an individual Property or any portion thereof (including the buildings or the related FF&E) by fire or other casualty that (x) would cost in excess of five percent (5%) of the Purchase Price allocated to such individual Property to repair, (y) as a result of applicable zoning laws, may not be repaired to substantially the same condition as prior to such damage, or (z) with respect to the Crowne Plaza Property only, a loss of the primary access ways to the Crowne Plaza Property or a loss of more than 25% of the parking for the Crowne Plaza Property, and such loss or access or parking can not be repaired to substantially the condition as existed prior to such casualty or otherwise replaced with a commercially reasonable alternative by the later of (I) 45 days after the Closing (provided that if this clause (I) applies and clause (II) below is not applicable, the Buyer shall have the right, by written notice to Seller prior to the Closing Date, to adjourn the Closing to the earlier of 45 days after the then scheduled Closing Date or 5 Business Days after the loss of access or parking is repaired or replaced as required above) or (II) in the event that the proceeds of Seller’s business interruption insurance is assignable to Buyer, the expiration of such business interruption insurance. As used in this subsection 9.2(b), a “Material Condemnation” shall mean a taking of an individual Property or any material portion thereof as a result or a condemnation or eminent domain proceedings that permanently (i) materially adversely affects the ability to use the remainder of the Property as currently operated, (ii) materially restricts vehicular or pedestrian access to the Property, (iii) materially reduces the number of parking spaces located at the Property, or (iv) causes the Property to be out of compliance with applicable zoning laws and ordinances, and which the cost to restore such Property to the to substantially the same use and value as before the taking would cost in excess of five percent (5%) of the Purchase Price allocated to such individual Property.

(c) Subject to the provisions of this Section 9.2, the risk of loss or damage to the Property shall remain with the Seller until delivery of the Deed.

ARTICLE X

ADJUSTMENTS

SECTION 10.1. Adjustments. Unless otherwise provided below, the following are to be adjusted and prorated between the Seller and the Buyer as of 11:59 P.M. on the day preceding the Closing (the “Cut-Off Time”), based upon a 365 day year, and the net amount thereof under Section 10.1 shall be added to (if such net amount is in the Seller’s favor) or deducted from (if such net amount is in the Buyer’s favor) the Purchase Price payable at Closing:

(a) Taxes and Assessments. All real estate taxes, personal property taxes and public and private assessments levied against the Asset shall be prorated as of the Cut-Off Time between the Buyer and the Seller. Such proration shall be handled on an accrued basis, so that Seller shall be responsible for all periods prior to the Closing (whenever assessed and whenever due and payable) and Buyer shall be responsible all such taxes relating to all periods after the Closing. At the Closing, Buyer shall be entitled to a credit against the Purchase Price for all such taxes and assessments for all periods prior to the Closing that have not been paid by Seller, and Seller shall be entitled to a credit towards the Purchase Price for all such taxes and assessments paid by Seller relating to periods after the Closing. If the amount of any such taxes is not ascertainable on the Closing Date, the proration for such taxes shall be based on the most recent available bill; provided, however, that after the Closing, the Seller and the Buyer shall re-prorate the taxes and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant taxable period. In the event that the Asset or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual installments, the Seller shall, at the Closing, be responsible for any installments due prior to the Closing and the Buyer shall be responsible for any installments due on or after the Closing. The re-proration obligation under this subsection 10.1(a) shall survive the Closing without limitation.

(b) Water and Sewer Charges, Utilities. All utility services shall be prorated as of the Cut-Off Time between the Buyer and the Seller. To the extent possible, readings shall be obtained for all utilities as of the Cut-Off Time. If not possible, the cost of such utilities shall be prorated between the Seller and the Buyer by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the Seller and the Buyer shall re-prorate the amount for such utilities and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant billing period. The Seller shall receive a credit for all deposits transferred to the Buyer or which remain on deposit for the benefit of the Buyer with respect to such utility contracts, otherwise such deposits shall be refunded to the Seller. The re-proration obligation in this subsection 10.1(b) shall survive the Closing without limitation.

(c) Operating Agreements. Charges and payments (including the reimbursement of expenses) under all Operating Agreements, and with respect to the Sheraton Buyer and Sheraton Seller, under the instruments referenced in clauses 4.7(i), (ii) and (iii) above and in the Plat recorded in the land records of Howard County, Maryland as Plat CMP No. 4293.

(d) Miscellaneous Revenues. Revenues, if any, arising out of telephone booths, vending machines, parking, or other income producing agreements.

(e) Inventory. The Seller shall receive a credit for all Inventory and Retail Merchandise in unopened cases (or, in the case of alcoholic beverages, unopened bottles or containers) as of the Closing in an amount equal to the Seller’s actual cost (including sales and/or use tax) for such items.

(f) Tenant Leases. Any rents and other amounts prepaid, accrued or due and payable under the Tenant Leases shall be prorated as of the Cut-Off Time between the Buyer and the Seller. The Buyer shall receive a credit for all cash security deposits held by the Seller under the Tenant Leases and the Buyer thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Tenant Leases.

(g) Licenses and Permits. All amounts prepaid, accrued or due and payable under any Permits (other than utilities which are separately prorated under subsection 10.1(b)) transferred to the Buyer shall be prorated as of the Cut-Off Time between the Seller and the Buyer. The Seller shall receive a credit for all deposits made by the Seller under the Licenses and Permits which are transferred to the Buyer or which remain on deposit for the benefit of the Buyer.

(h) Deposits for Bookings. The Buyer shall receive a credit for all prepaid deposits for Bookings (collectively, the “Advance Deposits”) scheduled for accommodations or events on or after the Closing Date which the Buyer is obligated to honor pursuant to this Agreement, except to the extent such deposits are transferred to the Buyer.

(i) Restaurants and Bars. The Seller shall close out the transactions in the restaurants and bars in the Hotel as of the Cut-Off Time and shall retain all monies accrued as of the Cut-Off Time, and the Buyer shall be entitled to any monies accrued from the restaurants and bars thereafter.

(j) Vending Machines. The Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin-operated equipment as of the Cut-Off Time and shall retain all monies collected there from as of the Cut-Off Time, and the Buyer shall be entitled to any monies collected there from after the Cut-Off Time.

(k) Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Section 10.1, (i) the Seller shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services to the Hotel (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the Hotel prior to Closing, and (ii) the Buyer shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and the Buyer shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable up to the amount of such credit (plus any late fees and penalties resulting from the Buyer’s failure to pay such Trade Payables when due); provided, however, the Seller and the Buyer shall re-prorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for such goods or services. The Seller shall receive a credit for all advance payments or deposits made with respect to FF&E, Retail Merchandise, Supplies and Inventories ordered, but not delivered to the Hotel prior to the Closing Date, and the Buyer shall pay the amounts which become due and payable for such FF&E, Retail Merchandise, Supplies and Inventories which were ordered prior to Closing. The re-proration obligation in this subsection 10.1(k) shall survive the Closing without limitation.

(l) Cash. The Seller shall receive a credit for all cash on hand at the Hotel and all cash on deposit in any house bank at the Hotel as of the Closing. The Seller shall retain all amounts in any operating accounts of the Hotel in any bank, and there shall be no credit or adjustment hereunder with respect to such cash; provided, however, the Seller shall receive a credit for any reserve fund or account established pursuant to the terms of the Management Agreement which the Seller transfers to the Buyer at Closing, if any.

(m) Employee Compensation. The Seller shall be responsible for (and shall pay or provide a credit to the Buyer on the Closing Statement for) the following liabilities to or respecting Employees having accrued prior to the Cut-Off Time: all employees’ wages, bonuses, pension benefits, any COBRA rights, together with F.I.C.A. unemployment and other taxes and benefits due from any employer of such employees. Notwithstanding the foregoing, with respect to accrued bonuses for 2007, the Seller’s pro-rated share shall be based upon the lesser of (i) the bonuses payable to such Employees for 2006 and (ii) bonuses actually paid to such Employees for 2007.

(n) Gift Certificates. The Buyer shall receive a credit for an amount equal to 60% of all gift certificates for complimentary rooms or services at the Hotels outstanding as of the Closing.

(o) Other. If applicable, the Purchase Price shall be adjusted at Closing to reflect the adjustment of any other item which, (i) under the explicit terms of this Agreement, is to be apportioned at Closing, or (ii) is customarily prorated at the closing of similar transactions.

SECTION 10.2. Re-Adjustment.

(a) If any items to be adjusted pursuant to this Article X are not determinable at the Closing, the adjustment shall be made subsequent to the Closing when the charge is determined. The Buyer shall deliver to the Seller no later than 120 days following the Closing Date a schedule of prorations setting forth the Buyer’s determination of all adjustments to the prorations made at Closing that it believes are necessary to complete the prorations as set forth in this Article X. Any errors or omissions in computing adjustments or readjustments at the Closing or thereafter shall be promptly corrected or made, provided that the party seeking to correct such error or omission or to make such readjustment shall have notified the other party of such error or omission or readjustment on or prior to the date that is 180 days following the Closing.

(b) The provisions of this Article X and the obligations of the Seller and the Buyer hereunder shall survive the Closing.

SECTION 10.3. Accounts Receivable.

(a) Guest Ledger. All revenues received or to be received from transient guests on account of room rents for the period prior to and including the Cut-Off Time shall belong to the Seller. At Closing, the Seller shall receive a credit in an amount equal to: (i) all amounts charged to the Guest Ledger for all room nights up to (but not including) the night during which the Cut-Off Time occurs, and (ii) one-half of all amounts charged to the Guest Ledger for the room night which includes the Cut-Off Time. For the period beginning on the day immediately following the Cut-Off Time, such revenues collected from the Guest Ledger shall belong to the Buyer. In the event that an amount less than the total amount due from a guest is collected and guest continued in occupancy after the Cut-Off Time, such amount shall be applied first to any amount owing by such person to the Seller and thereafter to such person’s amounts accruing to Buyer.

(b) Accounts Receivable (Other than Guest Ledger).

(i) On the Closing Date (x) the Seller shall assign to the Buyer all Accounts Receivable that are 120 days or less past due as of the Closing (the “Assigned Accounts Receivable”), and (y) the Buyer shall pay to the Seller an amount equal to the sum of (A) 95% of all Accounts Receivable that are 60 days or less past due as of the Closing Date and (B) 90% of all other Assigned Accounts Receivable based on a certified Accounts Receivable report to be delivered by Seller at Closing. There shall be no credit to the Seller for any amounts for Accounts Receivable more than 120 days past due as of the Closing Date. The Buyer shall have the sole right to collect and retain all such Assigned Accounts Receivable.

(ii) After the Closing, the Seller shall retain the right to collect all Accounts Receivable other than the Guest Ledger which is addressed in subsection 10.3(a), and the Assigned Accounts Receivable, which is addressed in subsection 10.3(b)(i) (such retained Accounts Receivable, the “Retained Accounts Receivable”). The Seller shall not receive a credit for the Retained Accounts Receivable. The Seller shall have the sole right to collect the Retained Accounts Receivable. If any Retained Accounts Receivable are paid to the Buyer after the Closing, the Buyer shall pay to the Seller the amounts received by the Buyer within ten (10) days after receipt of such amounts without any commission or deduction for the Buyer.

(iii) The Accounts Receivable addressed in this subsection 10.3(b) shall not include the Guest Ledger, which is addressed in subsection 10.3(a)).

(iv) The parties’ obligations under this subsection 10.3(b) shall survive the Closing without limitation.

ARTICLE XI

INDEMNIFICATION

SECTION 11.1. Indemnification by the Seller. From and after the Closing and subject to Sections 11.3 and 11.4, the Seller shall indemnify and hold the Buyer, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Buyer-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or in any way relating to, (a) any breach of any representation or warranty of the Seller contained in this Agreement or in any Closing Document and (b) any breach of any covenant of the Seller which survives the Closing contained in this Agreement or in any Closing Document. Losses shall exclude consequential, punitive and special damages from Buyer to Seller, or from Seller to Buyer (but shall not exclude any such damages payable by Seller or Buyer to a third party with respect to a matter otherwise covered by the indemnity under this Section 11.1 or Section 11.2. The provisions of this Section 11.1 shall survive the Closing.

SECTION 11.2. Indemnification by the Buyer. From and after the Closing, the Buyer shall indemnify and hold the Seller, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Seller-Related Entities”) harmless from any and all Losses arising out of, or in any way relating to, (a) any breach of any representation or warranty by the Buyer contained in this Agreement or in any Closing Document and (b) any breach of any covenant of the Buyer which survives the Closing contained in this Agreement or in any Closing Document. Notwithstanding the foregoing, the Seller acknowledges and agrees that (i) the Sheraton Buyer shall be responsible under this Section 11.2 only with respect to any breach of representation, warranty or covenant relating to the Sheraton Buyer and/or the Sheraton Property and the Asset-Related Property related thereto, and (ii) the Hilton Buyer and the Crowne Plaza Buyer shall only be responsible under this Section 11.2, jointly and severally, with respect to any breach of representation, warranty or covenant relating to the Hilton Buyer, the Crowne Plaza Buyer, the Hilton Property and/or the Crowne Plaza Property and the Asset-Related Property related thereto. The provisions of this Section 11.2 shall survive the Closing.

SECTION 11.3. Limitations on Indemnification. Notwithstanding the foregoing provisions of Section 11.1, (a) the Seller shall not be required to indemnify the Buyer or any Buyer-Related Entities under this Agreement with respect to any individual Property unless the aggregate of all amounts for which an indemnity with respect to such individual Property would otherwise be payable by the Seller under Section 11.1 exceeds the Basket Limitation for such individual Property and, in such event, the Seller shall be responsible only for such amount in excess of the Basket Limitation for such individual Property, (b) in no event shall the liability of the Seller with respect to the indemnification provided for in Section 11.1 for an individual Property exceed in the aggregate the Cap Limitation for such individual Property, and (c) if prior to the Closing, the Buyer obtains or has knowledge of any inaccuracy or breach of any representation, warranty or covenant of the Seller contained in this Agreement (a “Buyer Waived Breach”) and nonetheless proceeds with and consummates the Closing, then the Buyer and any Buyer-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article XI for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Buyer Waived Breach.

SECTION 11.4. Survival. The representations, warranties and covenants of Seller contained in this Agreement and the Closing Documents which survive the Closing shall survive for a period of nine months after the Closing unless otherwise provided for in this Agreement; provided that if Buyer commences an action in a court of applicable jurisdiction with respect to a breach of any such representation, warranty or covenant prior to the expiration of such nine month period, such representation, warranty or covenant covered by such action shall survive until the completion or termination of such action.

SECTION 11.5. Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for under this Article XI, which indemnifications shall survive the Closing as provided in this Article XI.

ARTICLE XII

DEFAULT AND TERMINATION

SECTION 12.1. Seller’s Termination.

(a) THIS AGREEMENT MAY BE TERMINATED BY THE SELLER IF (I) ANY OF THE CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATIONS SET FORTH IN SECTION 5.1 HAVE NOT BEEN SATISFIED OR WAIVED BY THE SELLER ON OR PRIOR TO THE CLOSING DATE OR (II) THERE IS A MATERIAL BREACH OR DEFAULT BY THE BUYER IN THE PERFORMANCE OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

(b) INTENTIONALLY BLANK

(c) IN THE EVENT THE SELLER TERMINATES THIS AGREEMENT AS A RESULT OF A MATERIAL BREACH OR DEFAULT BY THE BUYER IN ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT, SUBJECT TO THE TERMS OF SECTION 14.5 HEREOF, THE ESCROW AGENT SHALL IMMEDIATELY DISBURSE THE DEPOSIT TO THE SELLER, AND UPON SUCH DISBURSEMENT THE SELLER AND THE BUYER SHALL HAVE NO FURTHER OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT THOSE WHICH EXPRESSLY SURVIVE SUCH TERMINATION. THE BUYER AND THE SELLER HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY DIFFICULT TO FIX OR ESTABLISH THE ACTUAL DAMAGE SUSTAINED BY THE SELLER AS A RESULT OF SUCH DEFAULT BY THE BUYER, AND AGREE THAT THE DEPOSIT IS A REASONABLE APPROXIMATION THEREOF. ACCORDINGLY, IN THE EVENT THAT THE BUYER MATERIALLY BREACHES THIS AGREEMENT BY DEFAULTING IN THE COMPLETION OF THE PURCHASE OF THE ASSET, THE DEPOSIT SHALL CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF THE SELLER, AND SHALL BE PAID BY THE ESCROW AGENT TO THE SELLER AS SELLER’S SOLE AND EXCLUSIVE REMEDY HEREUNDER; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT LIMIT THE BUYER’S INDEMNITY OBLIGATIONS OWED TO THE SELLER PURSUANT TO THIS AGREEMENT WHICH SURVIVE A TERMINATION OF THIS AGREEMENT. THE PAYMENT OF THE DEPOSIT AS LIQUIDATED DAMAGES IS NOT INTENDED TO BE A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO THE SELLER. NOTWITHSTANDING THE FOREGOING, SELLER ACKNOWLEDGES AND AGREES THAT (X) IF THE APPLICABLE MATERIAL BREACH OR DEFAULT WAS CAUSED SOLELY BY THE SHERATON BUYER, SELLER SHALL ONLY BE ENTITLED TO RETAIN THE SHERATON DEPOSIT UNDER THIS SECTION 12.2, AND (Y) IF THE APPLICABLE MATERIAL BREACH OR DEFAULT WAS CAUSED SOLELY BY THE HILTON BUYER AND/OR THE CROWNE PLAZA BUYER, SELLER SHALL ONLY BE ENTITLED TO RETAIN THE HILTON/CROWNE PLAZA DEPOSIT UNDER THIS SECTION 12.2.

SELLER’S INITIALS:		BUYER’S INITIALS:
/s/ MC ______________		/s/ JAC_______________

/s/ JF ______________

SECTION 12.2.	Buyer’s Termination.

(a) THIS AGREEMENT MAY BE TERMINATED BY THE BUYER IF (I) ANY OF THE CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATIONS SET FORTH IN SECTION 5.2 HEREOF OR OTHERWISE IN THIS AGREEMENT HAVE NOT BEEN SATISFIED OR WAIVED BY THE BUYER ON OR PRIOR TO THE CLOSING DATE OR (II) THERE IS A MATERIAL BREACH OR DEFAULT BY THE SELLER IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

(b) UPON TERMINATION OF THIS AGREEMENT BY THE BUYER PURSUANT TO SUBSECTION 12.2(a), AS THE BUYER’S SOLE AND EXCLUSIVE REMEDY, SUBJECT TO THE TERMS OF SECTION 14.5 HEREOF, THE ESCROW AGENT SHALL DISBURSE THE DEPOSIT TO THE BUYER, AND UPON SUCH DISBURSEMENT THE SELLER AND THE BUYER SHALL HAVE NO FURTHER OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT THOSE WHICH EXPRESSLY SURVIVE SUCH TERMINATION; PROVIDED, HOWEVER, THAT NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER INTENTIONALLY OR WILLFULLY TAKES ANY ACTION WHICH RESULTS IN (X) A DEFAULT BY SELLER UNDER THIS AGREEMENT, OR (Y) THE FAILURE OF ANY CONDITION TO PURCHASER’S OBLIGATION TO CLOSE THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, THEN, IN ANY SUCH EVENT, BUYER SHALL BE ENTITLED TO SEEK AND RECEIVE ANY AND ALL OUT-OF-POCKET COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, LEGAL FEES AND EXPENSES), UP TO $250,000, INCURRED BY BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(c) IF THE SELLER SHALL DEFAULT IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT TO CAUSE THE SALE OF THE ASSET ON THE CLOSING DATE, THE BUYER, AS ITS SOLE AND EXCLUSIVE REMEDIES, MAY EITHER (I) TERMINATE THIS AGREEMENT, DIRECT THE ESCROW AGENT TO DELIVER THE DEPOSIT TO THE BUYER AND RETAIN THE DEPOSIT, AT WHICH TIME THIS AGREEMENT SHALL BE TERMINATED AND OF NO FURTHER FORCE AND EFFECT EXCEPT FOR THE PROVISIONS WHICH EXPLICITLY SURVIVE SUCH TERMINATION AND SUBJECT TO THE PROVISO IN SECTION 12.2(b) ABOVE, OR (II) FILE SUIT WITHIN FORTY FIVE (45) DAYS AFTER THE SCHEDULED CLOSING DATE, TO SPECIFICALLY ENFORCE THE TERMS AND CONDITIONS OF THIS AGREEMENT. FAILURE TO FILE A SUIT FOR SPECIFIC PERFORMANCE WITHIN FORTY FIVE (45) DAYS AFTER THE SCHEDULED CLOSING DATE SHALL BE DEEMED A WAIVER OF SUCH REMEDY. THE BUYER AND THE SELLER HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY DIFFICULT TO FIX OR ESTABLISH THE ACTUAL DAMAGE SUSTAINED BY THE BUYER AS A RESULT OF SUCH DEFAULT BY THE SELLER, AND AGREE THAT THE REMEDY SET FORTH IN CLAUSE (I) ABOVE IS A REASONABLE APPROXIMATION THEREOF. ACCORDINGLY, IN THE EVENT THAT THE SELLER BREACHES THIS AGREEMENT BY DEFAULTING IN THE COMPLETION OF THE SALE, AND THE BUYER DOES NOT EXERCISE THE REMEDY SET FORTH IN CLAUSE (II) ABOVE, THEREBY LIMITING IT TO THE REMEDY SET FORTH IN CLAUSE (I) ABOVE, THE DELIVERY OF THE DEPOSIT TO THE BUYER SHALL CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF THE BUYER WHICH IS NOT INTENDED TO BE A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO THE BUYER. BUYER AGREES TO, AND DOES HEREBY, WAIVE ALL OTHER REMEDIES AGAINST THE SELLER WHICH THE BUYER MIGHT OTHERWISE HAVE AT LAW OR IN EQUITY BY REASON OF SUCH DEFAULT BY THE SELLER.

SELLER’S INITIALS:	BUYER’S INITIALS:
/s/ MC ______________	/s/ JAC_______________

/s/ JF ______________

ARTICLE XIII

TAX CERTIORARI PROCEEDINGS

SECTION 13.1. Prosecution and Settlement of Proceedings. The Buyer shall have the right to initiate, prosecute and/or settle any tax reduction proceedings in respect of the Property (it being understood and agreed that the Seller from and after the Closing Date shall have no right to prosecute and/or settle any tax proceedings, whether pending or not); provided, however, that the Buyer shall not settle any tax reduction proceedings in respect of the Property to the extent the settlement of such proceeding materially and adversely affects real estate taxes and assessments payable with respect to any period prior to the Closing Date and any Seller is responsible therefore, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. The Seller shall reasonably cooperate with the Buyer in connection with the prosecution of any such tax reduction proceedings; further provided that any tax refund resulting from such proceeding, net of the aggregate cost of prosecuting such proceeding, and after deducting any refunds required to be made to tenants under leases, shall be apportioned between Seller and Buyer.

SECTION 13.2. Application of Refunds or Savings. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to taxes payable during the period prior to the date of the Closing shall belong to and be the property of the Seller, and any refunds or savings in the payment of taxes applicable to taxes payable from and after the date of the Closing shall belong to and be the property of the Buyer. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between the Seller and the Buyer in proportion to the gross amount of such refunds or savings payable to the Seller and the Buyer, respectively (without regard to any amounts reimbursable to tenants); provided, however, that neither the Seller nor the Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.

SECTION 13.3. Survival. The provisions of this Article XIII shall survive the Closing.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1. Use of Blackstone Name. The Buyer hereby acknowledges and agrees that neither the Buyer nor any affiliate, successor, assignee or designee of Buyer shall be entitled to use the name “Blackstone”, “MeriStar”, or “CapStar” in any way whatsoever, and Seller hereby acknowledges and agrees that neither Seller nor any affiliate, successor, assignee or designee of Seller shall be entitled to use the name “Investcorp” in any way whatsoever. The provisions of this Section 14.1 shall survive the Closing and any termination of this Agreement.

SECTION 14.2. Exculpation of the Seller. Notwithstanding anything to the contrary contained herein, the Seller’s shareholders, partners, members, the partners or members of such partners, the shareholders of such partners, members, and the trustees, officers, directors, employees, agents and security holders of the Seller and the partners or members of the Seller assume no personal liability for any obligations entered into on behalf of the Seller and its individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of the Seller under this Agreement. Notwithstanding anything to the contrary contained herein, Buyer’s shareholders, partners, members, the partners or members of such partners, the shareholders of such partners, members, and the trustees, officers, directors, employees, agents and security holders of Buyer and the partners or members of Buyer (excluding Manager and its affiliates) shall assume no personal liability for any obligations entered into on behalf of Buyer and its individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of Buyer under this Agreement. The provisions of this Section 14.2 shall survive the Closing and any termination of this Agreement.

SECTION 14.3. Brokers.

(a) The Seller represents and warrants to the Buyer, as of the date hereof and as of the Closing, that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby other than Broker. The Seller agrees to indemnify, protect, defend and hold the Buyer harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from the Seller’s breach of the foregoing representation in this subsection 14.3(a). The Seller shall be responsible for the payment of any amounts due Broker. The provisions of this subsection 14.3(a) shall survive the Closing and any termination of this Agreement.

(b) The Buyer represents and warrants to the Seller, as of the date hereof and as of the Closing, that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby other than Broker. The Buyer agrees to indemnify, protect, defend and hold the Seller harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from the Buyer’s breach of the foregoing representations in this subsection (b). The provisions of this subsection 14.3 (b) shall survive the Closing and any termination of this Agreement.

SECTION 14.4. Confidentiality; Press Release; IRS Reporting Requirements.

(a) The Buyer and the Seller, and each of their respective affiliates shall hold as confidential all information disclosed in connection with the transactions contemplated hereby and concerning each other, the Asset, this Agreement and the transactions contemplated hereby and shall not release any such information to third parties without the prior written consent of the other parties hereto, except (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement or other confidentiality agreements with Seller or its affiliates to which Buyer or affiliates of the Buyer are parties), (ii) to their partners, advisers, underwriters, analysts, employees, affiliates, officers, directors, consultants, lenders, accountants, legal counsel, title companies or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality and (iii) to comply with any law, rule or regulation (including without limitation those of the United States Securities and Exchange Commission). The foregoing shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties. The provisions of this Section shall survive the Closing or the termination of this Agreement for a period of one year.

(b) The Seller or the Buyer may issue a press release with respect to this Agreement and the transactions contemplated hereby, provided that the content of any such press release shall be subject to the prior written consent of the other party hereto and in no event shall any such press release issued disclose the identity of the other party’s direct or indirect beneficial owners by name or the consideration paid for the Asset.

(c) For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the “IRS Reporting Requirements”), the Seller and the Buyer hereby designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, the Seller and the Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that the Seller and the Buyer each retain an original counterpart of this Agreement for at least four years following the calendar year of the Closing.

SECTION 14.5. Escrow Provisions.

(a) The Escrow Agent shall hold the Deposit in escrow in an interest-bearing bank account at a federally insured banking institution (the “Escrow Account”).

(b) The Escrow Agent shall hold the Deposit in escrow in the Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this subsection (b). The Seller and the Buyer understand that no interest is earned on the Deposit during the time it takes to transfer into and out of the Escrow Account. At the Closing, the Deposit shall be paid by the Escrow Agent to, or at the direction of, the Seller. If for any reason the Closing does not occur and/or at any time either party makes a written demand upon the Escrow Agent for payment of such amount, the Escrow Agent shall, within 24 hours give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection within five Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five Business Day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, the Escrow Agent shall have the right at any time to deposit the Deposit with the clerk of the court of New York County. The Escrow Agent shall give written notice of such deposit to the Seller and the Buyer. Upon such deposit the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(c) The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. The Seller and the Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including attorneys’ fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder.

(d) The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of the Seller and the Buyer.

SECTION 14.6. Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 14.7. Assignment. This Agreement may not be assigned by the Seller without the prior written consent of the Buyer. This Agreement may not be assigned by the Buyer without the prior written consent of the Seller, other than to affiliates of the Buyer. The Buyer may designate an affiliate to which the Asset will be assigned at the Closing, provided that the Buyer provides the Seller with a fully executed and enforceable assignment of this Agreement prior to Closing with sufficient time for the Closing Documents to be prepared timely. Whenever a reference is made in this Agreement to Seller or Buyer, such reference will include the successors and permitted assigns of such party under this Agreement..

SECTION 14.8. Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement; provided, however, no party shall be obligated to provide any further assurance that would materially increase the liabilities or obligations of such party hereunder or materially reduce the rights and benefits of such party hereunder. The terms of this Section shall survive the Closing.

SECTION 14.9. Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii) telecopied, with telephone or written confirmation within one Business Day, or (iv) mailed to the party to which the notice, demand or request is being made by certified or registered mail, postage prepaid, return receipt requested, as follows:

(a) To the Seller:

c/o Blackstone Real Estate Advisors

with copies thereof to:

LQ Management

(b) To the Buyer:

Investcorp International, Inc.

with copies thereof to:

Gibson Dunn & Crutcher LLP

(c) To the Escrow Agent/Title Company:

First American Title Insurance Company

All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section and (ii) may be given either by a party or by such party’s attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of 10 days’ prior notice thereof to the other parties.

SECTION 14.10. Entire Agreement. This Agreement, along with the Exhibits and Schedules hereto contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.

SECTION 14.11. Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of the Seller or the Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.

SECTION 14.12. No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

SECTION 14.13. Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced, on an Asset by Asset basis, in accordance with the laws of the state in which the applicable Asset is located.

SECTION 14.14. Submission to Jurisdiction. Each of the Buyer and the Seller irrevocably submits to the jurisdiction of (a) the Supreme Court of the State of New York, New York County, (b) the United States District Court for the Southern District of New York, and (c) on an Asset by Asset basis, the local and/or federal courts for the jurisdiction in which the applicable Asset is located, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Buyer and the Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York or such other location with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Buyer and the Seller irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Supreme Court of the State of New York, New York County, (b) the United States District Court for the Southern District of New York, and (c) on an Asset by Asset basis, the local and/or federal courts for the jurisdiction in which the applicable Asset is located, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 14.15. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

SECTION 14.16. Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

SECTION 14.17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

SECTION 14.18. Acceptance of Deed. The acceptance of the Deed by the Buyer shall be deemed full compliance by the Seller of all of the Seller’s obligations under this Agreement except for those obligations of the Seller which are specifically stated to survive the delivery of the Deed hereunder.

SECTION 14.19. Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

SECTION 14.20. Recordation. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section shall survive the Closing or any termination of this Agreement. The Buyer also agrees not to file any lis pendens or other instrument against the Asset in connection herewith except in connection with a suit for specific performance hereunder or in connection with a claim by Buyer that Seller improperly retained the Deposit. In furtherance of the foregoing, the Buyer (i) acknowledges that the filing of a lis pendens or other evidence of the Buyer’s rights or the existence of this Agreement against or encumbering the Asset could cause significant monetary and other damages to the Seller, and (ii) hereby indemnifies the Seller from and against any and all liabilities, damages, losses, costs or expenses (including without limitation attorneys fees and expenses) arising out of a breach of this Section 14.20. The provisions of this Section 14.20 shall survive the Closing or any termination of this Agreement.

SECTION 14.21. WAIVER OF JURY TRIAL. THE SELLER AND THE BUYER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 14.21 SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

SECTION 14.22. Time is of the Essence. The Seller and the Buyer agree that time is of the essence with respect to the obligations of the Buyer and the Seller under this Agreement.

SECTION 14.23. [Intentionally Blank]

SECTION 14.24. Prevailing Party. Should either party employ an attorney to enforce any of the provisions hereof (whether before or after Closing, and including any claims or actions involving amounts held in escrow) or to recover damages for the breach of this Agreement, the non-prevailing party in any final judgment agrees to pay the other party’s reasonable expenses, including reasonable attorneys’ fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction; it being understood and agreed that the determination of the prevailing party shall be included in the matters which are the subject of such action or suit. The terms of this Section shall survive the Closing.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLER:

MERISTAR COLUMBIA OWNER SPE, LLC,
a Delaware limited liability company

By:	/s/ MARK CHLOUPEK

Name:	Mark Chloupek

Title:	Vice President

MERISTAR SEELBACH SPE, LLC,

a Delaware limited liability company

By:	/s/ MARK CHLOUPEK

Name:	Mark Chloupek

Title:	Vice President

MADISON MOTEL ASSOCIATES, LLP,

a Delaware limited liability partnership

By:	MeriStar SPE LLC, its general partner
By: /s/ MARK CHLOUPEK

Name:	Mark Chloupek

Title:	Vice President

BUYER:

INTERSTATE COLUMBIA, LLC
a Delaware limited liability company

By: Interstate Operating Company, L.P., its sole member

By: Interstate Hotels & Resorts, Inc., its general

partner

By:	/s/ JAMES A. CROLLE III

Name:	James A. Crolle III

Title:	Assistant General Counsel

SEELBACH LOUISVILLE, LLC

a Delaware limited liability company

By:	/s/ JOHN FRASER

Name:	John Fraser

Title:	President

MELES MADISON, LLC

a Delaware limited liability company

By:	/s/ JOHN FRASER

Name:	John Fraser

Title:	President